Exhibit 6.7

TRIPLE NET
BUILD-TO-SUIT REAL ESTATE LEASE

BY AND BETWEEN

Carlsbad BF, LLC,
a Texas Limited Liability Corporation

"LANDLORD"

AND

CIMAREX ENERGY CO.,
a Delaware corporation

"TENANT"

REAL ESTATE LEASE

THIS LEASE is made as of the 6th day of September, 2019, by and between Landlord and Tenant (the "**Effective Date**").

RECITALS

WHEREAS, on this date, Landlord, as purchaser, is under contract to acquire land from Montclair Development Corporation as seller, a tract of unimproved land located at 2110 Parakeet Lane, comprised of approximately five (5) acres, which is more particularly described on Exhibit A attached hereto.

WHEREAS, Tenant and Landlord desire to enter into a lease and to provide for the construction by Landlord of a building of approximately 15,944 square feet, together with a parking lot, and storage yard as evidenced by and subject to the terms of this "**Lease**."

NOW THEREFORE, in consideration of the covenants set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

WITNESSETH:

The Recitals are incorporated into this Lease by reference.

For the purposes of this Lease, the following terms shall have the following definitions and meanings:

1. **Terms and Definitions.**

   (a) **Landlord:** Carlsbad BF LLC, a Texas Limited Liability Corporation.

   (b) **Landlord's Address:**

   Carlsbad BF, LLC
   1000 Westbank Drive, Suite 4A
   Austin, TX 78746

   (c) **Tenant:** Cimarex Energy Co., a Delaware corporation

   (d) **Tenant's Address:**

   Cimarex Energy Co.
   202 S Cheyenne Ave Suite 1000
   Tulsa, OK 74103
   Attention: Manager of Corporate Facilities

With a copy to:

Cimarex Energy Co.
1700 Lincoln Street, Suite 3700
Denver, CO 80203
Attention: General Counsel

(e) **Premises Address: 2110 Parakeet Lane, Carlsbad, New Mexico.**

(f) **Premises:** Those certain premises legally described on Exhibit A attached hereto and described in Subparagraph 2(a) below.

(g) **Approximate Rentable Square Feet Within the Improvements:** The square footage of 15,944 of the newly constructed Improvements (as defined below) will be architecturally verified upon the Improvements being "Substantially Completed" (as defined in subsection (k) below).

(h) **Term:** Unless sooner terminated in accordance with the terms of this Lease, the initial term of this Lease shall be for a period commencing on the Rent Commencement Date and terminating on the date that is fifteen (15) years after the Rent Commencement Date (the "**Initial Term**"). Notwithstanding the foregoing, this Lease will constitute a binding legal agreement as of the Effective Date. Provided that Tenant is not in default at the expiration of the Initial Term or any Extension Terms, as applicable, Tenant may extend the Term for three (3) successive periods of five (5) years each (each an "**Extension Term**"), commencing on the day following the date of expiration of the Initial Term or an Extension Term, as the case may be. Not less than 120 days before the end of the Initial Term or the Extension Term, as applicable, Tenant must provide written notice to Landlord if Tenant desires to exercise the next Extension Term. No additional agreements or instruments shall be necessary to exercise such extension. If Tenant exercises its right to extend in accordance with the foregoing, this Lease shall be extended upon the same terms and conditions set forth in this Lease and for the Rent set forth in Paragraph 3 below. All references to the "**Term**" of this Lease shall refer to the Initial Term until an Extension Term has been exercised. Thereafter, all references to the Term of this Lease shall refer to the then-effective Extension Term.

(i) **Improvements:** Those improvements from time to time located on the Premises shall mean the approximately 15,944 square foot as determined by the architect using BOMA calculations main building, , parking lot and all other improvements to be built by Landlord on the Premises pursuant to this Lease.

(j) **Estimated Completion Date of the Improvements:** Approximately seven to nine (7-9) months after the issuance of the building permit for the Improvements by the City but not more than twelve (12) months from the date this Lease is executed, or Tenant shall have the right to terminate this Lease and receive a return of all amounts paid hereunder by providing Landlord written notice of such termination. Landlord shall notify Tenant if the occupancy will be delayed and Tenant shall agree to a commercially

reasonable extension of time so long as Landlord is diligently executing the effort to achieve completion as soon as possible; provided however, that in no event shall Tenant be required to provide an extension more than fifteen (15) months from the date this Lease is executed.

(k) **Improvements Completion Date**: The date upon which the Improvements are "**Substantially Completed**," which shall occur when (i) all of the Improvements and related work, as described in the Final Plans (as defined in the Work Letter Agreement), have been completed in accordance with the requirements of this Lease, except for minor Punch List Items which do not materially interfere with the utilization of the Improvements for the purposes for which they were intended, and the Premises has been cleaned and all construction materials have been removed, (ii) a temporary or permanent certificate of occupancy for the Improvements has been issued to permit lawful occupancy and use of the Premises for the purposes set forth in Paragraph 1(n), and (iii) the following are in working order: roof, parking lots, HVAC System (defined below), electrical, water, sewer and other utility systems. The Improvements Completion Date is subject to adjustment pursuant to Paragraph 2(b) of this Lease.

(l) **Rent Commencement Date**: The date that is the Improvements Completion Date.

(m) **Annual Basic Rent; Monthly Basic Rent**: Beginning on the Rent Commencement Date, Tenant agrees to pay rent for the Premises at a fixed annual rate (the "**Annual Basic Rent**") of $454,404 payable monthly in the amount of $37,867 on the first day of each month in advance in equal monthly installments (the "**Monthly Basic Rent**") (except that rent payable for less than a full month shall be payable based on the number of days in such month for which such rent is payable) at Landlord's mailing address in Paragraph 1(b) of this Lease or at such other place as Landlord has notified Tenant in writing at least 30 days in advance without notice, offset or abatement except as otherwise expressly provided in this Lease. At the Improvements Completion Date, the parties will execute an Amendment to this Lease in the form of Exhibit D setting forth the Annual Basic Rent and the Monthly Basic Rent, based on Landlord's Actual Costs, additions to the project cost by the Tenant if approved and covered by Landlord and the Rent Commencement Date. Upon the third anniversary of the Rent Commencement Date, and every three years thereafter, Annual Basic Rent for each three-year period, including during any Extension Term shall increase by $.50 per square foot of the main building [Note: Address in an amendment to reflect any subsequent building agreed upon.]on the Premises.

(n) **Permitted Use**: The Premises may be used for general office purposes, storage yard and equipment storage and maintenance. Any other use must be approved by Landlord in writing, which approval shall not be unreasonably withheld, conditioned or delayed.

(o) **Landlord's Initial Construction Representative**: Andrew Paul, email: apaul@cimarex.com, Telephone: (918) 295-1847.

(p) **<u>Tenant's Initial Construction Representative</u>**: Kevin Fleming, email: kevin@sq1.us, Telephone 512.633.0668. **<u>Lease Year</u>**: A period of twelve (12) consecutive months. The first "**Lease Year**" shall be the full twelve (12) month period commencing on the Rent Commencement Date, or if the Rent Commencement Date is not the first day of a calendar month, then the Lease Year shall commence on the first day of the calendar month immediately following the Rent Commencement Date. Each succeeding Lease Year shall be the twelve (12) month period beginning on the anniversary date of the first day of the first Lease Year.

(q) **<u>Exhibits</u>**: "A" through "H" inclusive, which Exhibits are attached to this Lease and are incorporated herein by this reference.

(r) <u>(Intentionally left blank)</u>

(s) **<u>Security Deposit:</u>** Tenant shall pay Landlord an amount equal to six (6) months rent upon execution of the lease for Landlord's use in securing financing the project. Rent will not commence until the expiration of 6 months after the Commencement Date. The Security Deposit will equal approximately $227,202.

2. **<u>Premises Leased</u>.**

(a) **<u>Lease</u>.** Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the parcel of real property legally described on Exhibit A attached hereto and outlined on the site plan attached hereto as Exhibit B, and all improvements from time to time located thereon, including the Improvements to be constructed by Landlord as described in the Work Letter Agreement (the "**Premises**"), said Premises being agreed, for the purposes of this Lease, to have the number of rentable square feet as designated in Subparagraph 1(g), unless the as-built measurement is otherwise. Landlord shall deliver the Premises to Tenant in the condition required by this Lease by the Improvements Completion Date.

(b) **<u>Improvements Punch List</u>**. Landlord will notify Tenant in writing of the contemplated date when the Premises will be Substantially Completed ("**Completion Notice**"), at least sixty (60) days prior to such contemplated date. If Landlord fails to deliver the Completion Notice at least 60 days prior to the then-contemplated date of Substantial Completion, then the Improvements Completion Date will in any event be extended to at least the 60th day following delivery of the Completion Notice. When Landlord considers the Improvements to be Substantially Complete, Landlord will notify Tenant and, within three (3) business days thereafter, Landlord's representative and Tenant's representative shall conduct a walk-through of the Premises and compile a list of incomplete and corrective items relating to the Improvements (collectively, "**Punch List Items**"), which items Landlord shall complete and correct at Landlord's sole cost and expense promptly thereafter, and Landlord shall remain responsible for the completion and correction of such items. In addition, Landlord shall be responsible, at Landlord's sole cost and expense, for any latent defects in the Improvements constructed by Landlord. Landlord shall construct the Improvements in compliance with all laws in effect at the time

of construction. Landlord shall obtain a warranty from each general contractor against defective materials and workmanship with respect to the Improvements for a period of at least one (1) year [Note: Negotiate with general contractor for warranty now as part of construction contract.]from Substantial Completion and standard warranties from the respective installer or manufacturer of the roof and mechanical systems of which warranties shall be assigned by Landlord to Tenant without recourse or warranty of assignability. [Note: Should be part of construction agreement.] To the extent Landlord is not able to obtain warranties of such length, Landlord shall provide such warranty. Landlord shall use its best efforts to obtain warranties in the name of Tenant or which are assignable to Tenant. Landlord shall assign to Tenant all other construction warranties, and all warranties relating to workmanship and materials, of any kind, that it may receive in relation to the construction of the Improvements. In the event any warranties received in relation to the construction of the Improvements are not assignable to Tenant, Landlord agrees to promptly enforce such warranties on Tenant's behalf. Notwithstanding anything to the contrary set forth herein, Tenant does not waive the right to cause Landlord at Landlord's sole cost and expense to (1) comply with Landlord's obligations set forth in this Lease relating to the repair, maintenance and replacement of the Premises, (2) complete any Punch List Items in accordance with the terms of this Lease, or (3) comply with Landlord's obligations to construct the initial Improvements in accordance with the requirements of applicable laws and documents filed of record applicable to the Premises as of the Improvements Completion Date.

(c) **AS IS.** EXCEPT AS PROVIDED HEREIN, NEITHER LANDLORD NOR ANYONE ACTING FOR OR ON BEHALF OF LANDLORD, HAS MADE ANY REPRESENTATION, WARRANTY, STATEMENT OR PROMISE TO TENANT CONCERNING THE PREMISES, OR THE QUALITY, VALUE, FEASIBILITY, DESIRABILITY, THE IMPROVEMENTS FOR OR INTO ANY PARTICULAR USE, THE CURRENT OR PROJECTED INCOME OR EXPENSES OF THE PREMISES, OR ANY OTHER MATTER WITH RESPECT TO THE PREMISES; THAT IN ENTERING INTO THIS LEASE, TENANT HAS NOT RELIED UPON ANY REPRESENTATION, STATEMENT OR WARRANTY OF LANDLORD OR ANYONE ACTING FOR OR ON BEHALF OF LANDLORD, OTHER THAN AS EXPRESSLY CONTAINED IN THIS LEASE; AND TENANT DOES HEREBY WAIVE AND LANDLORD DOES HEREBY DISCLAIM ALL WARRANTIES OF ANY KIND OR TYPE WHATSOEVER WITH RESPECT TO THE PREMISES, WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THOSE OF MARKETABILITY, MERCHANTABILITY AND TITLE, FITNESS FOR A PARTICULAR PURPOSE, TENANTABILITY, HABITABILITY, OR USE, EXCEPT AS EXPRESSLY SET FORTH IN THIS LEASE. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, TENANT SHALL ACCEPT THE EXISTING PREMISES "AS-IS" AND "WHERE-IS" AT THE EFFECTIVE DATE, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH HEREIN. EXCEPT AS EXPRESSLY SET FORTH HEREIN, LANDLORD MAKES NO REPRESENTATION OR WARRANTY AS TO THE PHYSICAL CONDITION OR SAFETY OF THE PREMISES.

(d) **Approval of Premises.** Tenant's taking possession of the Premises will be conclusive evidence that (1) Tenant has inspected (or has caused to be inspected)

the Premises, and (2) Tenant accepts the Premises as being in good and satisfactory condition and suitable for Tenant's purposes, which shall be determined in Tenant's reasonable discretion, subject to Landlord's compliance with Landlord's covenants and obligations hereunder. Provided that Landlord has caused the Premises to be constructed in substantial conformance with the Work Letter Agreement attached hereto as Exhibit C and Landlord has tendered possession of the Premises to Tenant, Tenant will accept possession of the Premises on the Improvements Completion Date.

(c) **Due Diligence Materials.** Prior to the execution of this Lease, Landlord shall provide Tenant with the following due diligence materials that have been provided by the Seller of the land to the Landlord: that certain Phase I Environmental Site Assessment dated March 12th, 2019, prepared by W&M Environmental; that certain ALTA/ACSM Land Title Survey dated July 20th, 2019, prepared by Souder, Miller & Associates, that certain Commitment for Title Insurance dated June 24th 2019, prepared by First American Title Insurance Company (the "**Title Commitment**"), and all of the documents appearing as exceptions on the Title Commitment.

3. **Term.**

(a) **Commencement and End.** The Term of this Lease shall be for the period designated in Subparagraph 1(h), unless such Term shall be sooner terminated in accordance with the terms of this Lease.

(b) **Confirmation.** Within thirty (30) days after the Improvements Completion Date, Landlord shall prepare, and Landlord and Tenant shall execute a Memorandum (the "**Lease Memorandum**") reaffirming the Rent Commencement Date and termination date of the Term, and setting forth the architecturally verified square footage, and such other items as Landlord or Tenant may reasonably require, in the form of Exhibit F attached hereto.

(c) **Termination.** In the event that Landlord has not acquired the Premises on or before September ~~10th~~ 15th SB, 2019, then Tenant may elect to terminate this Lease by providing written notice to Landlord. In the event that Landlord has not received building permits and commenced construction of the Improvements on or before September 15th, 2019, then Tenant may elect to terminate this Lease by providing written notice to Landlord. In the event Tenant elects to terminate this Lease pursuant to this Subparagraph 3(c), neither Landlord nor Tenant shall have any further obligations under this Lease, except for those obligations that, by their terms, survive the termination.

4. **Possession.** From the Effective Date of this Lease until the Improvements Completion Date, Landlord shall be in sole and exclusive possession of the Premises for purposes of completing the Improvements, and Tenant shall not be entitled to occupy or use the Improvements and Landlord shall not be obligated to tender possession of the Improvements; provided, however, Landlord shall allow Tenant and any officer, director, owner, partner, employee, agent, or contractor of Tenant to enter onto the Premises from time to time for the purpose of inspecting the Premises and installing it's furniture, fixtures

and equipment prior to the Improvements Completion Date subject to the terms and conditions set forth in Exhibit C attached hereto.

5. **Rent.**

(a) **Annual Basic Rent.**

(i) Payment. Tenant agrees to pay Landlord as Annual Basic Rent for the Premises the Annual Basic Rent designated in Subparagraph 1(m) in twelve (12) equal monthly installments, each in advance on the first day of each and every calendar month during the Term.

(ii) Prorations. In the event the Term of this Lease commences or ends on a day other than the first day of a calendar month, then the rental for such periods shall be prorated in the proportion that the number of days this Lease is in effect during such periods bears to thirty (30), and such rental shall be paid at the commencement of such periods.

(iii) Rent Increases. Tenant agrees to pay the amount of the rent adjustments as provided in Paragraph 1(m) above.

(iv) No Offset. Annual Basic Rent, as adjusted, and all additional rent, shall be paid to Landlord, without any prior demand therefor and without any deduction or offset whatsoever except as expressly set forth herein, in lawful money of the United States of America, at the address of Landlord designated in Subparagraph 1(b) or to such other person or at such other place as Landlord may from time to time designate in writing.

(v) Abatement. Tenant shall be entitled to abatement or adjustment of Monthly Basic Rent in the event of a casualty or condemnation as more particularly provided in Paragraphs 22 and 23 below.

(b) **Additional Rent.** All amounts which Tenant is required to pay or discharge pursuant to this Lease in addition to Annual Basic Rent (including, without limitation, any amounts payable pursuant to Paragraph 25 hereof) together with every penalty, overdue interest and cost which may be added for nonpayment or late payment thereof, shall constitute additional rent hereunder ("**Additional Rent**" or "**additional rent;**" "**rent**" shall include additional rent unless the context clearly requires its exclusion). In the event of any failure by Tenant to pay or discharge any Additional Rent, Landlord shall have all rights, powers and remedies provided for herein or by law or otherwise in the case of nonpayment of Annual Basic Rent. Tenant may pay Additional Rent directly to the person entitled thereto.

(c) **Late Charges.** Tenant also covenants to pay to Landlord on demand as Additional Rent, interest at a rate, calculated on the basis of a 360-day year of twelve equal months, equal to the WSJ prime rate plus 2% per annum (the "**Overdue Rate**") on, any amounts payable pursuant to this Lease, from the date such sum was due (after the

expiration of any applicable notice and cure periods provided herein) until the date received by Landlord.

6. **Net Lease**.

(a) **Net Lease**. This Lease is a "net lease" and Tenant shall pay all Annual Basic Rent and Additional Rent without notice, demand, counterclaim, set-off, or deduction, and, except as specifically provided herein, without abatement, suspension, deferment, diminution or reduction, free from any charges, assessments, impositions, expenses or deductions of any and every kind or nature whatsoever. Except as expressly set forth in this Lease, all costs, expenses and obligations of every kind and nature whatsoever relating to the Premises and the appurtenances thereto and the use and occupancy thereof by Tenant or anyone claiming by, through or under Tenant as lessee hereunder which may arise or become due during or with respect to the Term shall be paid by Tenant. Except as expressly set forth in this Lease, Tenant assumes the sole responsibility for the condition, use, operation, maintenance and management of the Premises, and Landlord shall have no responsibility in respect thereof and shall have no liability for damage to the property of Tenant or any sublessee of Premises for any reason whatsoever, unless such damage is caused by Landlord or its agents or invitees.

(b) **Taxes**.

(i) Payment and Discharge. Tenant hereby covenants and agrees to pay and discharge, on or before the last day upon which the same may be paid without interest or penalty, all taxes, including any tax based upon or measured by gross rentals or receipts from the Premises, assessments, levies, fees, utilities, water and sewer rents and other governmental and similar charges, general and special, ordinary or extraordinary, and whether or not the same shall have been within the express contemplation of the parties hereto, and any interest and penalties thereon, which are levied or assessed or are otherwise due during the Term and association and similar dues and expenses for private associations that are formed pursuant to a recorded instrument which are charged, assessed or otherwise due during the Term (collectively, "**Taxes and Impositions**") against (i) the use, occupancy, operation and possession of the Premises by Tenant, (ii) the Premises or this Lease, the interest of Tenant or Landlord therein, or any other interest or estate therein, (iii) Annual Basic Rent or Additional Rent or other sums payable by Tenant hereunder, or (iv) to the extent applicable, real property taxes. Notwithstanding anything contained in this Lease to the contrary, Tenant shall have no obligation to pay any estate, margin, franchise, gross receipts, inheritance, succession, capital levy or fee simple transfer tax of the Landlord growing out of, or levied in connection with, this Lease or the Landlord's right or interest in the Premises. Landlord shall promptly deliver to Tenant a copy of all notices related to the Taxes and Impositions payable by Tenant hereunder.

(ii) Installments. If any tax and assessment levied or assessed against the Premises may legally be paid in installments, Tenant shall have the option to pay such tax or assessment in installments; provided, however, that upon the termination of the Term, Tenant shall pay any such Taxes and Impositions, to the extent the amount

is known, in full, on or prior to such termination date. If such amounts cannot be paid, prior to the termination of this Lease the Tenant shall escrow and deposit with Landlord a sum equal to the Taxes and Impositions that will accrue during the Term but will not become due and payable until after the Term. Landlord shall deliver to Tenant any excess amount within two (2) weeks of when such Taxes and Impositions are paid. The obligations of Landlord contained in this Subparagraph 6(b)(ii) shall survive, and be enforceable by Tenant, after the expiration or earlier termination of this Lease.

(iii) No Income Tax Liability. Nothing in this Lease shall require payment by Tenant of any net income, gross receipts or profits taxes of Landlord, any taxes imposed by any state or local government on, or measured by, the net income of Landlord, unless any such tax is in lieu of or a substitute for any other tax or assessment upon or with respect to the Premises otherwise payable by Tenant under this Lease, in which case such tax would be payable by Tenant hereunder.

(iv) Proof of Payment. Tenant shall furnish to Landlord within thirty (30) days after any written demand therefor by Landlord, proof of the payment of any tax, assessment, fee, water and sewer rent or charge which is payable by Tenant within the last past twelve (12) calendar months.

(v) Landlord Protections. If Tenant fails to pay and perform its required obligations regarding Taxes and Impositions within thirty (30) days after Tenant's receipt of Landlord's written notice of such failure, Landlord shall have the right to pay and perform such payments. Tenant shall pay to Landlord on demand as additional rent all costs incurred by Landlord in performing on Tenant's behalf with interest thereon at the Overdue Rate.

(vi) Contest. Tenant shall have the right to contest any such Tax or Imposition, or to pay such Tax or Imposition under contest and then contest such Tax or Imposition, in accordance with the then-applicable state procedures, all at Tenant's sole cost and expense but without any penalty hereunder, provided that Tenant may bring such contest in Landlord's name, and Landlord shall fully cooperate in such contest. Tenant shall pay any Taxes or Imposition owing at the times required by applicable law but in all events not later than the conclusion of any such contest.

(c) **Hazardous Materials.**

(i) No Violations. Except for Hazardous Materials (as defined below) contained in products used by Tenant for the Permitted Use or for ordinary cleaning and office purposes and maintenance of equipment, Tenant represents to Landlord that on the date hereof, and covenants with Landlord that during the entire Term, Tenant shall not introduce any Hazardous Materials to the Premises (as defined below) in violation of law and shall be in substantial compliance with all laws, rules, regulations, orders, and ordinances regulating the use, storage, transport or handling of Hazardous Materials (as defined below). "**Hazardous Materials**" shall mean any hazardous, toxic or dangerous waste, substance or material defined as such in (or for purposes of) each of the following statutes, and regulations, orders, decrees, permits, licenses and deed

restrictions now or hereafter promulgated thereunder, and amendments and successors to such statutes and regulations as may be enacted and promulgated from time to time: (A) the Comprehensive Environmental Response, Compensation and Liability Act (codified in scattered sections of 26 U.S.C., 33 U.S.C., 42 U.S.C. and 42 U.S.C. Section 9601 et seq.) ("**CERCLA**"); (B) the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.); (C) the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.); (D) the Toxic Substances Control Act (15 U.S.C. Section 2061 et seq.); (E) the Clean Water Act (33 U.S.C. Section 1251 et seq.); (F) the Clean Air Act (42 U.S.C. Section 7401 et seq.); (G) the Safe Drinking Water Act (21 U.S.C. Section 349, 42 U.S.C. Section 201 and Section 300f et seq.); (H) the National Environmental Policy Act (42 U.S.C. Section 4321 et seq.); (I) the Superfund Amendments and Reauthorization Act of 1986 (codified in scattered sections of 10 U.S.C., 29 U.S.C., 33 U.S.C. and 42 U.S.C.); (J) Title III of the Superfund Amendment and Reauthorization Act (40 U.S.C. Section 1101 et seq.); (K) the Uranium Mill Tailings Radiation Control Act (42 U.S.C. Section 7901 et seq.); (L) the Occupational Safety and Health Act (29 U.S.C. Section 655 et seq.); (M) the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. Section 136 et seq.); (N) the Noise Control Act (42 U.S.C. Section 4901 et seq.); and (O) the Emergency Planning and Community Right to Know Act (42 U.S.C. Section 1100 et seq.) ("**Environmental Requirements**") regulating, relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic or dangerous waste, substance or materials, as now or at any time hereafter in effect or enacted during the Term of this Lease. In the event Tenant during the course of Tenant's tenancy and use of the Premises causes a hazardous spill or other such environmental issue, Tenant shall be required to remediate such spill or environmental issues and certify the spill or environmental issue to be remediated to standards required by applicable environmental law.

(ii) Indemnity. Tenant hereby indemnifies Landlord and its directors, officers, members, partners, shareholders, employees and agents for, from and against all losses and all other claims, actions, losses, damages, costs and expenses of every kind, including reasonable attorneys', experts' and consultants' fees and costs, incurred at any time and arising from or in connection with (i) the existence of Hazardous Materials on or about the Premises arising from Tenant's use and occupancy of the Premises; and (ii) the handling, release, threatened release, transport, storage, use or disposal, at any time, by Tenant or Tenant's invitee of Hazardous Materials at or about the Premises. Notwithstanding anything in the foregoing to the contrary, Tenant shall in no way be liable or required to indemnify Landlord for (a) any environmental condition occurring prior to the Rent Commencement Date, or (b) any environmental condition caused by a tenant, owner, or user of an adjacent property.

7. **Landlord's Representations**. Landlord warrants and represents to Tenant as follows:

(a) **Authority.** Landlord has full power, right and authority to execute and perform this Lease.

(b) **No Conflict.** There are no consents or approvals of governmental authorities or third parties which have not been obtained that are required for the

execution and delivery of this Lease by Landlord. The execution of this Lease shall not constitute a default under any material contract or agreement to which Landlord is bound. No agreement or obligation exists that affects Landlord and has the effect of restricting the ability of Landlord to perform its obligations under this Lease or enter into the transaction contemplated hereby. [Note: No approvals have been obtained yet, due to Seller's inability to sell the site. We cannot sign this until all approvals complete – building permit, etc.]

(c) **Survival.** The warranties, representations, covenants, and obligations of Landlord contained in this Paragraph 7 shall survive, and be enforceable by Tenant, after the expiration or earlier termination of this Lease for a period of three (3) years. Any indemnity of Landlord to Tenant in this Lease shall survive, and be enforceable by Tenant, after the expiration or earlier termination of this Lease.

(d) **Environmental.** To the best of Landlord's knowledge as of the date of this Lease, there are no violations of any applicable environmental law or Environmental Requirements in relation to the Premises. During the Term of this Lease, Landlord shall remediate any Hazardous Materials in the Premises to the extent required by applicable Laws, so long as Tenant is not responsible for such Hazardous Materials and so long as Tenant is not in breach of its obligations under Subparagraph 6(c).

(e) **Ownership and Use of Premises.** As of the Effective Date, Landlord owns or will own fee simple title to the Premises and there are no documents of record affecting the Premises that prohibit the Premises from being used for the Permitted Use. Landlord will use best efforts to not cause any documents to be filed of record against the Premises that impedes Tenant's ability to use or access the Premises as intended without Tenant's prior written consent, which shall not be unreasonably withheld by Tenant.

8. Tenant's Covenants and Representations.

(a) **Authority.** Tenant has full power, right and authority to execute and perform this Lease.

(b) **No Conflict.** There are no consents or approvals of governmental authorities or third parties which have not been obtained that are required for the execution and delivery of this Lease by Tenant. The execution of this Lease shall not constitute a default under any material contract or agreement to which Tenant is bound. No agreement or obligation exists that affects Tenant and has the effect of restricting the ability of Tenant to perform its obligations under this Lease or enter into the transaction contemplated hereby.

(c) **Survival.** The warranties, representations, covenants, and obligations of Tenant contained in this Paragraph 8 shall survive, and be enforceable by Landlord, after the expiration or earlier termination of this Lease for a period of three (3) years. Except as otherwise provided herein, any indemnity of Tenant to Landlord in this

Lease shall survive, and be enforceable by Landlord, after the expiration or earlier termination of this Lease for a period of three (3) years.

9. **Use.**

(a) **Use Limitation.** Tenant shall use the Premises only for the use specified in Subparagraph 1(n), subject to Subparagraph 9(b). Tenant shall have access to the Premises twenty-four hours a day, seven days per week.

(b) **Requested Changes.** Tenant shall not use or permit the Premises to be used for any purpose except for the use specified in Subparagraph 1(n) above unless Tenant obtains the Landlord's prior written consent for such other use. Landlord must receive at least thirty (30) days' prior written notice of such proposed change in use. Landlord shall not unreasonably withhold, condition or delay its consent to a change of use. Landlord shall not be deemed to unreasonably withhold or condition its consent if:

(i) In Landlord's reasonable opinion the proposed new use is not permitted by the then existing zoning and other land use regulations or any private covenant or use restriction that may bind the Premises, unless Tenant shows no such restriction would apply. Landlord makes no representation in giving its consent that any new permitted use complies with any zoning or land use regulations or any private covenant or use restriction; or

(ii) Landlord's lender (if any) has not approved such change if so required.

(c) **No Violation.** Tenant shall not use or occupy the Premises in violation of any law or of the certificate of occupancy issued for the Premises, Tenant shall comply with any direction of any governmental authority having jurisdiction which shall, by reason of the nature of Tenant's use or occupancy of the Premises, impose any duty upon Tenant or Landlord with respect to the Premises or with respect to the use or occupation thereof, subject to Landlord's obligation to comply with all Legal Requirements prior to delivering the Premises to Tenant on the Improvements Completion Date and Tenant's right to contest Legal Requirements contained in Paragraph 18. Tenant shall not commit or suffer to be committed any waste in or upon the Premises and shall keep the Premises in first class repair and appearance, ordinary wear and tear excepted. Except to the extent expressly permitted herein, Landlord shall not encumber the Premises in any manner after the Effective Date that will impose any covenants, conditions or restrictions on the Premises or grant any easements, licenses, rights-of-way or other rights that conflict with Tenant's rights under this Lease or will limit or impair Tenant's access to or ability to use the Premises.

10. **Payments and Notices.**

(a) **Notices.** All rents and other sums payable by Tenant to Landlord hereunder shall be paid to Landlord at the address designated by Landlord in Subparagraph 1(b) above or at such other places as Landlord may hereafter designate in writing. Any notice required or permitted to be given hereunder must be in writing and

may be given by registered or certified mail, return receipt requested, or by nationally-recognized overnight courier service addressed to Tenant at the address designated in Subparagraph 1(d) or to Landlord at the address designated in Subparagraph 1(b). Either party may by written notice to the other specify a different address for notice purposes. Any notice required or given under this Lease shall be deemed served: (i) three (3) business days after mailing in the case of service by certified or registered mail, return receipt requested, or (ii) upon receipt in the case of service by nationally-recognized overnight courier.

(b) **No Waiver.** Landlord's acceptance of any Overdue Rate, or other interest shall not constitute a waiver of Tenant's default with respect to the overdue amount or prevent Landlord from exercising any of the other rights and remedies available to Landlord under this Lease or any law now or hereafter in effect.

11. **Brokers.** The parties recognize that no brokerage commissions are due to any party, except as internal payments within Landlord's company, and from the Seller of the land to their land broker, Bobby Bull, on the purchase of the land only. As part of the consideration for the granting of this Lease, each party represents and warrants to the other that to such party's knowledge no outside broker, agent or finder negotiated or was instrumental in negotiating or consummating this Lease and that such party knows of no other real estate broker, agent or finder who is, or might be, entitled to a commission or compensation in connection with this Lease. Any broker, agent or finder of either party whom such party has failed to disclose herein shall be paid by the non-disclosing party. Each party shall hold the other harmless from all damages and indemnify the other for all said damages paid or incurred by the other resulting from any claims that may be asserted against such party by any broker, agent or finder undisclosed herein. This provision shall survive the termination of this Lease.

12. **Holding Over.** If Tenant holds over after the expiration or earlier termination of the Term hereof without the express written consent of Landlord, Tenant shall become a tenant at sufferance only, at a rental rate equal to one hundred ten percent (110%) for the first month and thereafter equal to one hundred twenty-five (125%) of the Annual Basic Rent which would be applicable to the Premises upon the date of such expiration (prorated on a daily basis), and otherwise subject to the terms, covenants and conditions herein specified, so far as applicable. Acceptance by Landlord of rent after such expiration or earlier termination shall not constitute a holdover hereunder or result in a renewal.

13. **Taxes on Tenant's Property.** Tenant shall be liable for and shall pay before delinquency, taxes levied against any personal property or trade fixtures placed by Tenant in or about the Premises. If any such taxes on Tenant's personal property or trade fixtures are levied against Landlord or Landlord's property or if the assessed value of the Premises is increased by the inclusion therein of a value placed upon such personal property or trade fixtures of Tenant, Tenant shall pay the taxes as Taxes and Impositions pursuant to Paragraph 6. Notwithstanding the foregoing, Tenant shall have the right to contest such taxes without penalty hereunder in the manner specified in Subparagraph 6(b)(vi) hereof.

14. Alterations. The parties acknowledge that this Paragraph 14 shall only apply to Changes made to the Improvements after the Improvements Completion Date, that the design and construction of the initial Improvements shall be governed by the Work Letter Agreement attached hereto as Exhibit C.

(a) **Changes.** Tenant may, at any time and from time to time during the Term of this Lease but subject to Landlord's approval pursuant to Subparagraph 14(b), at Tenant's sole cost and expense, make alterations, additions, installations, substitutions, improvements and decorations (hereinafter collectively called "**Changes**") in and to the Premises, on the following conditions, and providing such Changes will not result in a violation of or require a change in the certificate of occupancy (or its equivalent) applicable to the Premises:

(i) The permitted use of the Premises shall not be affected, and no Changes shall weaken or impair the structural strength.

(ii) All building and service systems or installations of the Premises ("**Service Facilities**") shall not be adversely affected.

(iii) In performing the work involved in making such Changes, Tenant shall be bound by and observe all of the conditions and covenants contained in this Paragraph 14.

(iv) Tenant shall not be permitted to install and make part of the Premises any materials, fixtures or equipment which are subject to liens, conditional sales contracts or chattel mortgages without the consent of Landlord.

(v) Tenant shall have no obligation to remove the Changes, unless Landlord and Tenant agree at the time of approval of such changes are to be removed upon expiration of the lease.

(vi) Notwithstanding anything to the contrary set forth herein, Tenant may make Changes which do not affect the Service Facilities of the Improvements, or structural aspects of the Improvements, which cost $100,000 or less ("**Cosmetic Changes**") upon at least fifteen (15) days prior written notice to Landlord, but without the necessity of obtaining Landlord's prior written consent thereto, and without the requirement to remove such Cosmetic Changes.

(vii) In the event Tenant wants to expand the building or add a building for purposes such as warehouse space, Tenant may do so with the permission of the Landlord and as long as the use is in compliance with any land covenants or restrictions and in compliance with all applicable codes and regulations. Tenant and Landlord shall at the time of such additions agree to either an increase in Basic Rent based on a return of 12% for the remaining duration of the lease to cover such additional cost or Tenant shall pay for all additions. Landlord shall retain ownership of such additions as part of the Improvements on the Premises.

(b) **Landlord's Approval**. Before proceeding with any Change (exclusive of Cosmetic Changes), Tenant shall submit to Landlord, for Landlord's written approval, architectural plans and specifications, including any applicable mechanical, electrical and plumbing drawings, for the work to be done. If Landlord shall disapprove of any of Tenant's plans, Landlord shall advise Tenant in writing of the reasons for such disapproval within 15 days of Landlord's receipt of the plans and specifications. If Landlord does not provide written notice of disapproval within that period, the plans and specifications shall be deemed approved by Landlord. Any Change for which approval has been received shall be performed in accordance with the approved plans and specifications, and no amendments or additions to such plans and specifications shall be made without the prior approval of Landlord in the manner provided in this Paragraph 14(b). Following construction of the work, Tenant shall prepare or cause to be prepared, at Tenant's expense, a record set of as-built plans reflecting the actual construction of the work, except for changes which do not affect the Services Facilities or the structural portions of the Improvements.

(c) **Work**. After Landlord's approval or deemed approval, Tenant shall enter into an agreement for the performance of the work to be done pursuant to this Paragraph 14 with a contractor reasonably approved by Landlord. Tenant's contractors shall obtain on behalf of Tenant and at Tenant's sole cost and expense, all necessary governmental permits and certificates for the commencement and prosecution of Tenant's Changes and for final approval thereof upon completion. In the event Tenant shall request any material changes in the work to be performed after the submission of the plans referred to in this Paragraph 14, such changes shall be subject to the same approvals and notices as the Changes initially submitted by Tenant.

(d) **Compliance**. All Changes and the performance thereof shall at all times substantially comply with (i) all laws, rules, orders, ordinances, directions, regulations and requirements of all governmental authorities, agencies, offices, departments, bureaus and boards having jurisdiction thereof, and (ii) all reasonable rules and regulations of Landlord of which Tenant has prior notice, and Tenant shall cause Changes to be performed in compliance and in good and first class workmanlike manner, using materials and equipment at least equal in quality to the original installations of the Premises, provided that such materials are then commercially available in the marketplace. Changes shall be performed by contractors or mechanics reasonably approved by Landlord pursuant to this Paragraph 14, who shall coordinate their work in cooperation with any other work being performed by Landlord with respect to the Premises. Throughout the performance of Changes, Tenant, at its expense, shall carry, or cause its contractors to carry, worker's compensation insurance in statutory limits, and general liability insurance for any occurrence in or about the Premises, of which Landlord and its managing agent, if any, shall be named as additional parties insured, in such limits as Landlord may reasonably prescribe. Such policies shall comply with the applicable provisions of Paragraph 21 hereof.

(e) **No Liens**. Tenant further covenants and agrees that any mechanic's lien filed against the Premises for work claimed to have been done for, or materials claimed to have been furnished to Tenant, will be discharged by Tenant, by bond or

otherwise, within thirty (30) days after the filing thereof, at the cost and expense of Tenant; provided, however, this shall not apply to the initial Improvements. All permanently installed alterations, decorations, additions or improvements upon the Premises, made by either party, shall become the property of Landlord, and shall remain upon, and be surrendered with the Premises, as a part thereof, at the end of the Term hereof.

(f) **Removal.** All articles of personal property and all business and trade fixtures, machinery and equipment (including projectors and audio/visual equipment, whether or not affixed to the Premises), furniture and movable partitions owned by Tenant or installed by Tenant at its expense in the Premises shall be and remain the property of Tenant and may be removed by Tenant at any time during the Term, provided that Tenant shall repair any damage caused by such removal, reasonable wear and tear, and damage by casualty or condemnation excepted. If Tenant shall fail to remove all of its effects from said Premises upon termination of this Lease for any cause whatsoever, Landlord may, at its option, remove the same in any manner that Landlord shall choose, and store said effects without liability to Tenant for loss thereof, and Tenant agrees to pay Landlord upon demand any and all reasonable expenses incurred in such removal, including court costs and reasonable attorney's fees and storage charges on such effects for up to thirty (30) days, at which point Landlord may, at its option, without notice, but subject to the rights of equipment lessors (where Landlord has been notified of such rights) sell said effects, or any of the same, at private sale and without legal process, for such price as Landlord may obtain and apply the proceeds of such sale to any amounts due under this Lease from Tenant to Landlord and to the expense incident to the removal and sale of said effects.

(g) **Tower.** Tenant shall be permitted, at Tenant's sole cost and expense, to build a communications tower on the site up to two hundred (200) feet in height ("**Tower**"), the location of such tower subject to Landlord's prior approval, such approval not to be unreasonably withheld conditioned or delayed, so long as the Tower is in compliance with all applicable laws. Tenant shall remove the Tower at the end of the Term.

15. Repairs.

(a) **Tenant's Obligation.** Subject to Landlord's restoration obligations under Paragraphs 22 and 23 expressly set forth in this Lease, Tenant shall, at its sole cost and expense, keep and maintain the Premises, including any altered, rebuilt, additional or substituted buildings and other improvements, in the same condition as on the Improvements Completion Date, ordinary wear and tear, casualty and condemnation excepted, and will make all non-structural, and ordinary and extraordinary changes, repairs and replacements, foreseen or unforeseen, which may be required, whether or not caused by its act or omission (unless caused by the act or omission of Landlord or its employees and authorized agents), to be made upon or in connection with the improvements to the Premises in order to keep the same in such condition, including taking action necessary to maintain the Premises in compliance with Legal Requirements (as defined below and subject to Landlord's obligation to comply with all Legal Requirements prior to delivering the Premises to Tenant on the Improvements

Completion Date and the right to contest such matters contained in this Lease), Environmental Requirements and other health and safety laws unless this Lease expressly provides that Landlord is responsible for same. Subject to Landlord's restoration, maintenance, repair and replacement obligations expressly set forth in this Lease, Tenant shall, when and if needed or whenever reasonably requested by Landlord to do so by written notice to Tenant, at Tenant's sole cost and expense, maintain and make all repairs to the Premises. Subject to Landlord's restoration, maintenance, repair and replacement obligations expressly set forth in this Lease, Tenant shall upon the expiration or sooner termination of the Term hereof surrender the Premises to Landlord in the same condition as when received, reasonable wear and tear and loss by casualty or condemnation excepted. Tenant's maintenance obligations include:

(i) Any and all interior repairs, including but not limited to all repairs to its trade fixtures and electrical equipment and fixtures, plumbing fixtures, lines and equipment and other utility lines (including sewer and utility lines within and exclusively serving the Premises), to the point at which they are stubbed to the Premises, and wiring (including that within walls or ceilings, or under flooring or floor covering, or in or under the slab);

(ii) Window Repairs. All repairs to windows (including sashes, frames, locks and hardware) and all Tenant's signs (including replacement of signs); and

(iii) Maintenance and Repair. All the maintenance, repair and replacement of the heating, ventilating and air conditioning system ("**HVAC System**") located in and exclusively serving the Premises, including maintenance of all fixtures, equipment, ducts, machinery, machinery controls, appliance and utility lines as are used for, in connection with or which are part of the electrical, plumbing, heating, air conditioning, ventilation or other mechanical systems in and exclusive to the Premises.

(b) **Landlord Maintenance**. In addition to Landlord's construction of the Improvements and Landlord's restoration obligations under Paragraphs 22 and 23 of this Lease, Landlord will maintain, keep in good repair and replace as necessary, at Landlord's sole cost and expense, the following: the foundation, the floor slab, the roof structure, the structural soundness of the exterior walls of the Premises (excluding the exterior paint of the Premises), utility systems and sewer lines up to the point of where they are stubbed to the Premises unless blockage is caused by Tenant' use. All requests for repairs must be submitted to Landlord in writing, except in the case of an emergency. If Landlord fails to make any such repair or replacement required by this Subparagraph 15(b), within 30 days after receipt of written notice from Tenant, Tenant may, at Tenant's option, make such repairs or replacements on Landlord's behalf, and Tenant shall be entitled to prompt reimbursement by Landlord of Tenant's reasonable costs and expenses in taking such action plus interest on such unpaid amount at the Overdue Rate. Notwithstanding the foregoing, if Landlord has commenced the repairs or replacements within such 30-day period and is diligently pursing them to completion, Tenant may not make such repairs or replacements on Landlord's behalf pursuant to the preceding sentence so long as Landlord is diligently pursuing same to completion.

(c) **Landlord Protections.** If Landlord provides notice to Tenant which requires the action of Tenant with respect to repairs or maintenance as set forth in Subparagraph 15(a) above, and Tenant fails to provide such action as required by the terms of this Lease, then Landlord may proceed to take the required action upon delivery of an additional thirty (30) days' notice (or immediately after notice in the case of an emergency) to Tenant specifying that Landlord is taking such required action, and if such action was required under the terms of this Lease to be taken by Tenant, and if Tenant does not commence such repairs or maintenance within said thirty (30) days (or such longer period of time as may be reasonably required) and diligently pursue the same to completion, then Landlord shall be entitled to prompt reimbursement by Tenant of Landlord's reasonable costs and expenses in taking such action plus interest on such unpaid amount at the Overdue Rate.

16. **Liens**. Tenant shall not permit any mechanic's, materialmen's or other liens to be filed against the real property of which the Premises form a part nor against the Tenant's leasehold interest in the Premises. Landlord shall have the right at all reasonable times to post and keep posted on the Premises any notices which it deems necessary for protection from such liens. If any such liens are filed and are not discharged by Tenant by bond or otherwise within thirty (30) days after the filing thereof, Landlord may, without waiving its rights and remedies based on such breach of Tenant and without releasing Tenant from any of its obligations, cause such liens to be released by any reasonable means, including payment in satisfaction of the claim giving rise to such lien, provided if such lien is bonded over in accordance with applicable laws of New Mexico, then Tenant shall have the right to file an action to contest any such liens, and Landlord shall not satisfy any such lien until the conclusion of such action. Tenant shall pay to Landlord at once, upon notice by Landlord, any sum paid by Landlord to remove such liens, together with interest on such unpaid amount at the Overdue Rate.

17. **Entry by Landlord**. Subject to Landlord's agreement to minimize any disturbance of Tenant's use of the Premises by exercise of the following rights, Landlord reserves and shall during normal business hours upon 24 hours' advance notice have the right to enter the Premises (except that no notice shall be required in the case of an emergency) to inspect the same and make any repairs required to be made by Landlord hereunder, to show said Premises to prospective purchasers accompanied by Landlord or, during the last six (6) months of the Term of this Lease, to prospective tenants accompanied by Landlord, to post notices of non-responsibility, all without being deemed guilty of any eviction of Tenant.

18. **Legal Requirements.**

(a) **Tenant's Obligations.** Except as otherwise expressly provided in this Lease, Tenant shall, as of the Improvements Completion Date and at Tenant's sole cost and expense, perform and comply with all laws, rules, orders, ordinances, regulations and requirements now or hereafter enacted or promulgated, ordinary or extraordinary, of every government and municipality having jurisdiction over the Premises and of any agency thereof, including without limitation, the Americans With Disabilities Act of 1990 and other health, safety and access laws, relating to the Premises, or the

Improvements thereon, or the facilities or equipment thereon or therein, or the streets and sidewalks adjoining the Premises, or the appurtenances to the Premises, or the privileges connected therewith (collectively, "**Legal Requirements**"), except where such Legal Requirements shall necessitate structural changes in which event Landlord shall be responsible for performing such structural changes at its sole cost and expense, and Tenant shall so perform and comply, but only where such Legal Requirements shall hereafter be enacted or promulgated, otherwise Landlord shall be responsible for performing such structural changes at Landlord's sole cost and expense. If changes are made by Tenant or requested to be changed by Tenant and unrelated to Legal Requirements, then Tenant shall be obligated to pay for such structural changes. Notwithstanding the foregoing, Tenant shall have the right to contest such Legal Requirements, in accordance with the then-applicable state procedures, all at Tenant's sole cost and expense but without any penalty hereunder, provided such contest shall not have a material adverse effect on the Premises.

(b) **Landlord Protections.** Unless Tenant is lawfully contesting the Legal Requirements, if Tenant fails to pay and perform its required obligations regarding Legal Requirements within thirty (30) days after Tenant's receipt of Landlord's written notice of such failure, and if such action was required under the terms of this Lease to be taken by Tenant, and if Tenant does not commence such action within said thirty (30) days (or such longer period of time as may be reasonably required) and diligently pursue the same to completion, Landlord shall have the right to pay and perform such payments. Tenant shall pay to Landlord on demand as additional rent all costs incurred by Landlord in performing on Tenant's behalf with interest on such unpaid amount at the Overdue Rate.

(c) **Improvements.** Notwithstanding the foregoing in this Paragraph 18, Landlord represents and warrants to Tenant that the Improvements shall be in compliance with all Legal Requirements in effect as of the Improvements Completion Date except with respect to any of Tenant's Changes, if any. To the extent this warranty is breached by Landlord, Landlord shall promptly and at Landlord's sole cost and expense cause the Premises to be in compliance with the Legal Requirements in effect as of the Improvements Completion Date.

19. Indemnification. Tenant hereby agrees to defend (with counsel reasonably satisfactory to Landlord), indemnify and hold Landlord harmless for, against and from any and all loss, cost, liability, damage or expense including, but not limited to, penalties, fines, reasonable attorneys' fees and costs (collectively, "**Claims**") arising from Tenant's use of the Premises or the conduct of Tenant's business therein or from any activity, work, or thing done, permitted or suffered by Tenant, its agents, contractors, employees or invitees in or about the Premises during the Term, and such indemnification will survive as set forth in Paragraph 8(c). Notwithstanding the foregoing, Tenant shall not be required to defend, indemnify and hold Landlord harmless from any Claims to any person, property or entity to the extent resulting from the negligence of Landlord or its agents, employees, licensees or invitees in connection with Landlord's activities at the Premises. The indemnity obligations of Tenant hereunder will not apply to Claims arising out of the gross negligence or willful misconduct of Landlord, its agents, contractors, employees or

invitees. Landlord hereby indemnifies, defends and holds Tenant harmless for, against and from any and all loss, cost, liability, damage or expense including, but not limited to, penalties, fines, reasonable attorneys' fees and costs of any kind, nature or description resulting from any injuries to or death of any person or any damage to property which arises, or is claimed to arise from any of the following: (1) an incident or event which occurred on the Premises prior to the Improvements Completion Date, or (2) the sole negligence, gross negligence or willful misconduct of Landlord, its agents, contractors, employees or invitees, or (3) Landlord's breach of this Lease (the "**Landlord-Related Claims**"). The indemnity obligations of Landlord hereunder will not apply to a Landlord-Related Claim arising out of the gross negligence or willful misconduct of Tenant, its agents, contractors, employees or invitees.

20. **Damage to Property**. Landlord waives any and all rights of recovery, claims, actions or causes of action against Tenant and Tenant's members, partners, shareholders, directors, officers, employees, invitees or agents, and Tenant waives any and all rights of recovery, claims, actions or causes or action against Landlord and Landlord's members, partners, shareholders, directors, officers, employees, invitees or agents, for any loss or damage to property or property resulting from fire, explosion, electricity, water or rain which may leak from any part of the Premises or from the pipes, appliances or plumbing works therein or from the roof, street or sub-surface or from any other place or any other patent or latent cause whatsoever, subject to the provisions of Subparagraphs 2(d) and 15(b) hereof, which is covered or would have been covered under the insurance policies required under this Lease, regardless of whether the negligence of the other party caused such loss or damage. Tenant shall give prompt notice to Landlord in case of fire or accidents in the Premises or of defects therein or in the fixtures located therein.

21. **Insurance.**

(a) **Types of Coverage**. Tenant at its sole cost and expense shall, during the entire Term hereof, obtain, maintain and keep in full force and effect, providing at least the coverages set forth herein:

(i) Comprehensive all risk insurance on the Improvements (including all replacements and additions thereto) and its personal property, in each case (A) in an amount equal to 100% of the "**Full Replacement Cost**," which for purposes of this Lease shall mean actual replacement value with a waiver of depreciation; (B) containing either an agreed amount endorsement or a waiver of all co-insurance provisions; and (C) providing for a deductible of not greater than $100,000; If any portion of the Improvements is currently or at any time in the future located in a federally designated "special flood hazard area," Any recovery by Landlord, Tenant or Landlord's mortgagee under any policy of insurance maintained in accordance with clause (i) of paragraph (a) of this Paragraph 21 shall be applied in the manner provided in Paragraph 22 hereof. Landlord at its option may obtain such insurance and bill Tenant the costs of such insurance as additional rent.

(ii) A policy for commercial general liability insurance covering Tenant's use and occupancy of the Premises, including bodily injury, property damage, contractual liability under this Lease, independent contractors, products and completed operations liability and owned/non-owned auto liability, occurring on the Premises, minimum combined single limit $2,000,000 and $2,000,000 aggregate. Such policy shall include a blanket waiver of subrogation in favor of Landlord and shall include Landlord as an additional insured under a blanket endorsement. Tenant's insurance shall be primary, with any insurance maintained by Landlord to be considered excess. Tenant agrees that it will not keep, use, sell, or offer for sale in or upon the Premises any article which may be prohibited by the standard form of fire insurance policy.

(iii) Worker's compensation insurance covering all persons employed by Tenant in connection with any work done on or about the Premises with respect to which claims for death or bodily injury could be asserted against Landlord or the Premises. In lieu of such workmen's compensation insurance, Tenant may provide a program of self-insurance so long as it complies with the rules, regulations and requirements of the appropriate state agency of the State of New Mexico.

(iv) To the extent not covered by a policy required pursuant to Subparagraph 21(a)(i) - (ii) above, other than during the initial construction of the Improvements, at all times during which structural construction, material repairs or alterations are being made with respect to the Improvements insurance covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy.

(v) Any other form or forms of insurance as Tenant or Landlord or the mortgagees of Landlord may reasonably require from time to time in form, in amounts and for insurance risks against which a prudent tenant would protect itself, but in no event shall such increased amounts of insurance or such other commercially reasonable types of insurance be in excess of that then commonly required by landlords of comparable projects near Carlsbad, New Mexico.

(b) **Policies**.

(i) All insurance provided for in Subparagraph (a) hereof shall be obtained under valid and enforceable policies (the "**Policies**" or in the singular, the "**Policy**").

(ii) The Policies maintained pursuant to this Lease shall (A) with respect to all policies of fire, all risk or similar casualty insurance, provide that the insurer waives all rights of subrogation against Landlord, any successor to Landlord's interest in the Premises and Landlord's mortgagee; (B) provide that in the event of a loss involving more than one insured the Policies shall be deemed to apply separately for the interest of each insured; and (C) be primary and without right or provision of contribution as to any other insurance carried by Landlord.

(iii) The insurance companies must be approved, authorized or licensed to provide insurance in New Mexico and have a rating of "A" or better for claims paying ability assigned by Moody's Investors Service, Inc. and Standard & Poor's Rating Group or a general policy rating of A- or better and a financial class of VIII or better assigned by A.M. Best Company, Inc. Each such insurer shall be referred to herein as a "**Qualified Insurer**." Tenant agrees that certificates of insurance or, if required by Landlord or the mortgagees of Landlord, will be delivered to Landlord as soon as practicable after the placing of the required insurance, but in no event later than ten (10) days after Tenant takes possession of all or any part of the Premises, including possession taken under the Work Letter Agreement attached as Exhibit C.

(iv) Tenant shall use commercially reasonable efforts to notify Landlord and the mortgagees of Landlord in writing prior to any, reduction in coverage below the requirements contained in this Lease, cancellation, or other termination thereof.

(v) Tenant may provide any required insurance through an umbrella or blanket liability or casualty Policy (which blanket or umbrella policy may be issued to the parent company of Tenant, if any, so long as Tenant is and remains a named insured under said policy and such blanket policy otherwise complies with the terms of this Lease), provided, in each case, such Policy affords the coverage required above, is issued by a Qualified Insurer. Such policies may contain a deductible that is commensurate with Tenant's financial condition; provided, however, the deductible shall not exceed $3,000,000.

(vi) All Policies of insurance provided for or contemplated by Subparagraph (a), except for the Policy referenced in Subparagraph (a)(iii), shall name Landlord, Tenant and Landlord's mortgagee as the insured or additional insured, as required by this Paragraph 21 or as their respective interests may appear, and in the case of property damage, boiler and machinery and flood insurance, shall contain a standard non-contributing mortgagee clause naming the mortgagee of Landlord as the person to which all payments made by such insurance company shall be paid as loss payee and mortgagee providing, among other things, that the loss thereunder shall be payable to the mortgagee. If no mortgagee exists, the Landlord shall be named as sole loss payee. If Landlord is named as loss payee, and a blanket property policy is in place, Tenant shall be entitled to participate in any settlement and adjustment with the carrier subject to Landlord's reasonable approval, provided that in any case, Landlord shall and hereby is authorized to solely collect and receive any such insurance proceeds with respect to its interests as established by this Lease.

(c) **Payment of Proceeds on Termination.** Notwithstanding anything in this Lease to the contrary, in the event of damage to or destruction of the Premises entitling either party to terminate this Lease pursuant to Paragraph 22 hereof, Tenant will immediately pay to Landlord all of the insurance proceeds (except to the extent related to Tenant's trade fixtures, equipment, furniture or other personal property) in the Improvements, including all Changes. Tenant shall be entitled to any portion of the insurance proceeds which relate to Tenant's trade fixtures, equipment, furniture and other personal property.

(d) **Landlord Protections**. If any insurance policy shall be canceled or cancellation shall be threatened or the coverage thereunder reduced or threatened to be reduced, in any way by reason of the use or occupation of the Premises or any part thereof by Tenant or by any assignee or sub-tenant of Tenant or by anyone permitted by Tenant to be on the Premises and, if Tenant fails to remedy the condition giving rise to cancellation, threatened cancellation or reduction of coverage within forty-eight (48) hours after written notice thereof from Landlord, Landlord may, at its option to obtain such Policies and enter upon the Premises and attempt to remedy such condition and Tenant shall forthwith pay the cost thereof to Landlord as additional rent. Notwithstanding the foregoing provisions of this Subparagraph 21(d), if Tenant fails to remedy as aforesaid, Tenant shall be in default of its obligations hereunder and Landlord shall have no obligation to attempt to remedy such default.

(e) **Waiver of Subrogation.** As provided in Subparagraph (b)(ii) above, any policy or policies of fire, all risk or similar casualty insurance, which either party obtains in connection with the Premises and the insurance required to be obtained by Tenant pursuant to the provisions of Subparagraph 21(a)(iii) above shall include a clause or endorsement denying the insurer any rights of subrogation against the other party to the extent rights have been waived by the insured prior to the occurrence of injury or loss. Landlord and Tenant hereby waive any rights of recovery against the other for injury or loss due to hazards covered by any such policy of insurance or which would have been covered under the insurance policies required under this Lease, regardless of whether the negligence of the other party caused such loss or damage and irrespective of whether such policies contain such a waiver of subrogation clause or endorsement.

22. **Damage or Destruction.**

(a) **Landlord's Rebuilding**. In the event the Premises are damaged by fire or other perils covered by insurance required to be carried by Tenant or insurance otherwise carried by Landlord (or Landlord if it so elects pursuant to Paragraph 25) under this Lease, Landlord shall commence and proceed diligently with the work of repair, reconstruction and restoration and this Lease shall continue in full force and effect, subject to rent abatement contained in Paragraph 22(c) below. Landlord shall not be required to commence its work unless and until the insurance proceeds and deductibles are available to Landlord. Notwithstanding anything in the Lease to the contrary, if such damage or destruction occurs in the last twelve (12) months of the Term and such damage will take more than 180 days to complete, then either Tenant or Landlord shall have the option to terminate this Lease as of the date of such damage or destruction by providing written notice to the other party. Under any of the conditions of this Subparagraph 22(a), Landlord shall give written notice ("**Damage Notice**") to Tenant of the estimated cost and time to complete the repairs within sixty (60) days from the date Landlord learns of the necessity for repairs as a result of the damage. Upon the occurrence of any damage to the Premises, in addition to all requirements herein to name Landlord's mortgagee (or Landlord if no mortgagee exists) as loss payee, Tenant shall deliver and assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under the Policies and all deductibles (except for that portion of insurance proceeds allocable to Tenant's trade fixtures and personal property). In the

event either Party elects to terminate this Lease pursuant to this Subparagraph 22(a), this Lease shall be deemed to have terminated as of the date of such destruction with the insurance proceeds (except for the portion of such proceeds relating to coverage for Tenant's articles of personal property, all business and trade fixtures, machinery and equipment, furniture and movable partitions owned by Tenant or installed by Tenant in the Premises, on a last paid basis) paid to and retained by Landlord in accordance with Subparagraph 21(c) above.

(b) **Possible Lease Termination**. If the repairs cannot, in the reasonable opinion of Landlord as stated in the Damage Notice, be completed within 180 days after being commenced, Tenant may elect, conditioned on Tenant delivering all required insurance proceeds and deductibles required by this Lease to Landlord, no later than ninety (90) days after the date of Tenant's receipt of the Damage Notice, to terminate this Lease by written notice to Landlord effective as of the date specified in the notice, which date shall not be more than sixty (60) days after the date such notice is given by Tenant. Furthermore, if Tenant has not terminated this Lease, and the repairs are not actually completed within such 180-day period, Tenant shall have the further right, again conditioned on Tenant delivering all required insurance proceeds and deductibles required by this Lease to Landlord, to terminate this Lease on thirty (30) days' notice, unless during such time the repairs are completed by Landlord, by notice to Landlord (the "**Damage Termination Notice**"), effective as of the 30th day following the date of the Damage Termination Notice (the "**Damage Termination Date**"). Notwithstanding the foregoing, if Tenant delivers a Damage Termination Notice to Landlord, then Landlord shall have the right to suspend the occurrence of the Damage Termination Date for a further period ending thirty (30) days beyond the thirty (30) days provided by the Damage Termination Date set forth in the Damage Termination Notice by delivering to Tenant, within five (5) business days of Landlord's receipt of the Damage Termination Notice, a certificate of Landlord's contractor responsible for the repair of the damage certifying that it is such contractor's good faith judgment that the repairs shall be substantially completed within such further thirty (30) days after the Damage Termination Date. If repairs shall be substantially completed prior to the expiration of such thirty-day period, then the Damage Termination Notice shall be of no force or effect, but if the repairs shall not be substantially completed within such thirty-day period, then this Lease shall terminate upon the expiration of such thirty-day period.

(c) **Lease Termination**. Upon any termination of this Lease under any of the provisions of this Paragraph 22, the parties shall be released thereby without further obligation to the other from the date possession of the Premises is surrendered to Landlord except for items which have theretofore accrued and are then unpaid and for provisions that survive the termination of this Lease.

(d) **Rent**. If the Premises or a portion thereof is not usable as a result of damage by a risk covered by insurance required to be carried by Tenant or insurance otherwise carried by Landlord, Monthly Basic Rent (but not any obligation to pay taxes or other additional rent) shall be abated for the period of the restoration in the proportion which the area of the Premises which is not usable by Tenant as a result of such damage

(which area may be greater than the area of the damage itself) bears to the total area of the Premises.

(e) **No Release.** Tenant shall not be released from any of its obligations under this Lease except to the extent and upon the conditions expressly stated in this Paragraph 22.

(f) **Landlord's Scope of Repair.** It is hereby understood that if Landlord is obligated to or elects to repair or restore as herein provided, Landlord shall be obligated to make repairs or restoration only of those portions of the Premises (i) which were part of the initial Improvements or by approved alterations or (ii) for which Landlord has actually received insurance proceeds from insurance required to be carried by Tenant hereunder or (iii) which were damaged as a result of the negligence or willful misconduct of Landlord or of its agents, contractors or employees (provided that this Subparagraph (f) is not intended to, and shall not, relieve Tenant's insurance carriers of their obligations, to the extent such carriers are required to pay for the cost of repair of any such damage), and the repair and restoration of all other items shall be the obligation of Tenant.

23. **Eminent Domain.**

(a) **Permanent Taking.** In case the whole of the Premises, or any portion thereof that has a material adverse effect on Tenant's business as a Permitted Use shall be permanently taken by one or more takings for any public or quasi-public purpose by any lawful power or authority by exercise of the right of appropriation, condemnation or eminent domain, or sold to prevent such taking, Landlord or Tenant shall have the right to terminate this Lease effective as of the date possession is required to be surrendered to said authority ("**Permanent Taking**"). The termination shall be made on not less than thirty (30) days prior written notice to the other party hereto but in all events such notice shall be given within ninety (90) days of the date of surrender of possession for such Permanent Taking. Tenant shall immediately give written notice to Landlord of any threatened Permanent Taking and Landlord shall always have at least ninety (90) days from its receipt of such notice to elect to cancel this Lease. Tenant shall not assert any claim against Landlord or the taking authority for any compensation because of such taking and, except as provided in the last sentence of this Paragraph 23(a) below, Landlord shall be entitled to receive the entire amount of any award without deduction for any estate or interest of Tenant. In the event this Lease has not terminated by reason of a Permanent Taking, Landlord shall still be entitled to the entire amount of the award without deduction for any estate or interest of Tenant but Landlord shall proceed to restore the Premises to substantially their same condition prior to such taking, as provided in the case of damage or destruction pursuant to Paragraph 22. Rent shall not abate during repair, reconstruction or restoration but a proportionate allowance shall be made to Tenant for the rent corresponding to the part of the Improvements, if any, of which Tenant shall be so permanently deprived on account of such taking. Nothing contained in this Paragraph shall be deemed to give Landlord any interest in any award separately made to Tenant for the taking of personal property and trade fixtures belonging to Tenant or for moving costs incurred by Tenant in relocating Tenant's business.

(b) **Other Taking**. In the event of taking of the Premises or any part thereof that is not a Permanent Taking, (i) this Lease shall be and remain unaffected thereby and rent shall abate in proportion to the percentage of the Premises thereby taken, and (ii) Tenant not Landlord shall be responsible for all repairs at its cost, which will be reimbursed by Landlord from any condemnation award received by Landlord, if any.

24. **Bankruptcy**. If Tenant shall file a petition in bankruptcy under federal bankruptcy law as then in effect, or if Tenant is adjudicated a bankrupt in involuntary bankruptcy proceedings and such adjudication shall not have been vacated within sixty (60) days from the date thereof, or if a receiver or trustee be appointed of Tenant's property and the order appointing such receiver or trustee not be set aside or vacated within sixty (60) days after the entry thereof, or if Tenant shall assign Tenant's estate or effects for the benefit of creditors, or if this Lease shall otherwise by operation of law pass to any persons other than Tenant, then and in any such event Landlord may, if Landlord so elects, with or without notice of such election and with or without entry or action by Landlord, forthwith terminate this Lease, and notwithstanding any other provisions of this Lease. Landlord, in addition to any and all rights and remedies allowed by law or equity, shall upon such termination be entitled to recover damages in the amount provided in Subparagraph 25(b) below and neither Tenant nor any person claiming through or under Tenant or by virtue of any statute or order of any court shall be entitled to possession of the Premises. Nothing herein contained shall limit or prejudice the right of Landlord to prove and obtain as damages by reason of any such termination an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, such damages are to be proved, whether or not such amount be greater, equal to, or less than the amount of damages recoverable under the provisions of this Paragraph 24.

25. **Defaults and Remedies**.

(a) **Events of Default**. After the passage in full of the cure periods described below, the occurrence of any one or more of the following events shall constitute a default hereunder by Tenant:

(i) The failure by Tenant to make any payment of rent or additional rent or any other payment required to be made by Tenant hereunder, as and when due, where such failure shall continue for a period of 10 days after the due date thereof, without the requirement of notice from Landlord, if Tenant fails to make such payment when due and Landlord has given Tenant written notice of failure to make such payment on two or more occasions during a given Lease Year.

(ii) Abandonment of the Premises by Tenant; provided that the foregoing shall not constitute a default so long as Tenant, at Tenant's cost, makes provisions for security for the Premises reasonably satisfactory to Landlord and continues to maintain the Premises and to pay Rent as required hereunder.

(iii) The failure by Tenant to observe or perform any of the covenants or provisions of this Lease to be observed or performed by Tenant, other than as specified in Subparagraph 25(a)(i) through (ii)) above, where such failure shall continue for a period of thirty (30) days after written notice thereof from Landlord to Tenant; provided, however, that any such notice shall be in lieu of and not in addition to, any notice required under New Mexico law; provided, further, that if the nature of Tenant's default is such that more than thirty (30) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant shall commence such cure within said thirty (30) day period and thereafter diligently prosecutes such cure to completion.

(iv) (1) The making by Tenant of any general assignment for the benefit of creditors; (2) the filing by or against Tenant of a petition to have Tenant adjudged a bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Tenant, the same is dismissed within ninety (90) days); (3) the appointment of a trustee or receiver to take possession of substantially all of Tenant's assets located at the Premises or of Tenant's interest in this Lease, where possession is not restored to Tenant within sixty (60) days; or (4) the attachment, execution or other judicial seizure of substantially all of Tenant's assets located at the Premises or of Tenant's interest in this Lease where such seizure is not discharged within sixty (60) days.

(b) **Remedies.** Upon the occurrence of a default by Tenant and so long as such default shall be continuing, in addition to any other remedies available to Landlord at law or in equity, including, without limitation, Landlord's right to continue the Lease in effect after Tenant's breach and abandonment and recover rent, Landlord shall have the immediate option to terminate this Lease and all rights of Tenant hereunder. If Landlord terminates Tenant's right to possession without terminating the Lease after a default, Landlord shall use commercially reasonable efforts to relet the Premises. In the event that Landlord shall elect to so terminate this Lease then Landlord may recover from Tenant:

(i) the worth at the time of award of any unpaid rent which had been earned at the time of such termination; plus

(ii) the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination exceeds the amount of fair market rent for the Premises; plus

(iii) any other amount reasonably necessary to compensate Landlord for all the damages actually caused by Tenant's failure to perform its obligations under this Lease.

(iv) As used in Subparagraphs 25(b)(i), the "worth at the time of award" is computed by allowing interest at the Overdue Rate. As used in Subparagraph 25(b)(ii) above, the "worth at the time of award" and "fair market rent" is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San

Francisco at the time of award plus one percent (1%). Termination of this Lease shall not terminate or diminish Tenant's obligations and liabilities under this Lease.

(v) Upon termination of this Lease or repossession of the Premises due to the occurrence and continuance of an Event of Default, Landlord shall promptly use commercially reasonable efforts to relet the Premises.

(vi) Notwithstanding anything herein to the contrary, Tenant shall not be liable to Landlord for consequential, special or punitive damages by reason of a failure to perform (or a default) by Tenant under this Lease.

(c) **Landlord Protections**. If Tenant fails to comply with its obligations under this Lease after the expiration of any applicable notice and/or cure periods provided herein and after thirty (30) days' written notice to Tenant (except in the event of an emergency or failure to carry insurance), Landlord shall have the right to undertake such obligations (without liability for any loss or damage to Tenant's property or business), including without limitation, Taxes and Impositions or Legal Requirements, and Tenant shall pay to Landlord, on demand, the costs thereof with interest thereon at the Overdue Rate. In the event of any default by Tenant, after the expiration of any applicable notice and/or cure periods provided herein Landlord shall also have the right, with or without terminating this Lease, to re-enter the Premises and remove all persons and property from the Premises; such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Tenant for such period of time as may be required by applicable law after which time Landlord may dispose of such property in accordance with applicable law. No re-entry or taking possession of the Premises by Landlord pursuant to this Subparagraph 25(c) (pursuant to Tenant's abandonment or otherwise) shall be construed as an election to terminate this Lease unless a written notice of such intention be given to Tenant.

(d) **Cumulative Remedies**. All rights, options and remedies of Landlord contained in this Lease shall be construed and held to be cumulative, and no one of them shall be exclusive of the other, and Landlord shall have the right to pursue any one or all of such remedies or any other remedy or relief which may be provided by law, whether or not stated in this Lease. No waiver of any default of Tenant hereunder shall be implied from any acceptance by Landlord of any rent or other payments due hereunder or any omission by Landlord to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect defaults other than as specified in said waiver. The consent or approval of Landlord to or of any act by Tenant requiring Landlord's consent or approval shall not be deemed to waive or render unnecessary Landlord's consent or approval to or of any subsequent similar acts by Tenant.

(e) **Landlord's Default**. Notwithstanding anything to the contrary set forth in this Lease, Landlord shall not be in default in the performance of any obligation required to be performed by Landlord pursuant to this Lease unless Landlord fails to perform such obligation within thirty (30) days after the receipt of notice from Tenant specifying in detail Landlord's failure to perform; provided, however, if the nature of Landlord's obligation is such that more than thirty (30) days are required for its

performance, then Landlord shall not be in default under this Lease if it shall commence such performance within such thirty (30) day period and shall thereafter diligently pursue the same to completion. If Landlord is in default of its obligations under Paragraphs 22 or 23, the time periods set forth in those paragraphs shall govern Landlord's time to cure the default. If an event of default by Landlord occurs hereunder, Tenant may perform such obligations and Landlord shall reimburse Tenant all actual third-party, out-of-pocket costs incurred by Tenant in connection with performing such obligations, together with interest thereon at the Overdue Rate, within thirty (30) days after Tenant delivers to Landlord written demand therefor, accompanied by invoices substantiating Tenant's claim. If Landlord has not timely reimbursed Tenant as required in this Subparagraph 25(e), then Tenant may offset such amounts against the rent owed by Tenant hereunder for each such month. In addition to any other rights or remedies set forth herein, Tenant may pursue a claim against Landlord for actual damages, injunctive relief, or specific performance; provided, however, in each case, Landlord's liability or obligations with respect to any such remedy shall be limited as provided in Subparagraph 41(a). No waiver by Tenant of any violation or breach of any of the terms contained herein shall waive Tenant's rights regarding any future violation of such term. Any and all remedies set forth in this Lease: (1) shall be in addition to any and all other remedies Tenant may have at law or in equity, (2) shall be cumulative, and (3) may be pursued successively or concurrently as Tenant may elect. The exercise of any remedy by Tenant shall not be deemed an election of remedies or preclude Landlord from exercising any other remedies in the future. Notwithstanding anything herein to the contrary, Landlord shall not be liable to Tenant for consequential, special or punitive damages by reason of a failure to perform (or a default) by Landlord under this Lease.

26. **Assignment and Subletting. Tenant covenants and agrees that it shall not mortgage, transfer or assign this Lease nor let or sublet the whole or any part of the Premises without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Consent by Landlord to any such mortgage, assignment or subletting shall not constitute a waiver of the necessity of such consent to any subsequent mortgage, assignment or subletting. Notwithstanding anything contained herein to the contrary, Tenant may assign its entire interest under this Lease or sublet all or a portion of the Premises to (or permit the occupancy thereof by) any of the following: (i) any entity controlling or controlled by or under common control with Tenant; (ii) a parent or subsidiary of Tenant; (iii) any successor to Tenant by purchase, merger, consolidation or reorganization; (iv) any entity which purchases a majority of the stock of Tenant or substantially all of Tenant's assets or substantially all the Tenant's oil and gas assets in the , New Mexico area; or (v) any entity into which Tenant is merged or consolidated (each, a "Permitted Transfer") without the consent of Landlord, provided Tenant shall give Landlord written notice at least thirty (30) days after the effective date of the purchase, merger, consolidation, or reorganization. After any assignment to which Landlord has consented or a Permitted Transfer, Tenant shall be released from performing any of the terms, covenants and conditions of this Lease.**

27. **Quiet Enjoyment**. Landlord covenants and agrees with Tenant that upon Tenant paying the rent required under this Lease and paying all other charges and performing all of the covenants and provisions aforesaid on Tenant's part to be observed and performed under this Lease, Tenant shall and may peaceably and quietly have, hold and enjoy the Premises in accordance with this Lease, free from any person claiming by, through or under Landlord.

28. **Subordination**. Tenant agrees to subordinate this Lease to any deed of trust, mortgage or other security instrument now or hereafter covering all or any part of the Premises, subject to the receipt of a subordination, non-disturbance and attornment agreement in form and content reasonably and mutually acceptable to Tenant and Landlord's mortgagee. Landlord shall use commercially reasonable efforts to obtain a subordination, non-disturbance and attornment agreement in a form reasonably acceptable to Tenant.

29. **Estoppel Certificate**.

(a) Within fifteen (15) business days following any written request which Landlord may make from time to time not to exceed two requests in any Lease Year, Tenant shall execute and deliver to Landlord a statement, in a form substantially similar to the form of Exhibit E attached hereto. Reasonable modifications may be made by Tenant to any such certificate presented to Tenant in order to accurately reflect the then current status of the Lease and the parties thereto. Landlord and Tenant intend that any statement delivered pursuant to this Paragraph 29 may be relied upon by any mortgagee, beneficiary, purchaser or prospective purchaser of the Premises or any interest therein, including Tenant's interest. Landlord's written request hereunder shall include, as attachments, legible copies of the Lease, and of any modification, amendment, or the like to the Lease.

(b) Within fifteen (15) business days following any written request which Tenant may make from time to time, Landlord shall execute and deliver to Tenant a statement (i) setting forth the term of the Lease; (ii) setting forth the date the Term shall expire; (iii) stating that the Lease has not been amended, modified or supplemented (or if such has occurred, setting forth such matters); (iv) setting forth the amount of fixed monthly rent and the last date on which such rent had been received; (v) setting forth to Landlord's actual knowledge that there are no defaults on the part of Tenant under the Lease (or if such has occurred, setting forth such default).

30. **Landlord's Waiver of Lien Rights**. Notwithstanding anything to the contrary in this Lease, Landlord acknowledges that the Changes, except for permanent buildings built on site or attachments to buildings that are permanent, trade fixtures, furnishings equipment and personal property of the Tenant shall in no event become the property of the Landlord. Furthermore, Landlord waives any right, title or interest in Tenant's personal property located on the Premises, including any landlord's lien or other right or interest that would arise in law or at equity or attach to Tenant's personal property as a result of Tenant entering into this Lease until such time as Landlord may obtain an enforceable judgment against Tenant from a court with jurisdiction of Tenant or Tenant's

property, at which time Landlord shall have such lien rights at law and in equity to enforce and collect such judgment and Tenant's obligations under this Lease. Landlord agrees to execute and deliver to Tenant, within 20 days after receipt by Landlord of written request therefor, such documents as may be reasonably requested by Tenant or Tenant's lender, in form and content reasonably acceptable to Landlord, to evidence and confirm the waiver set forth in this paragraph above and to grant Tenant's lender the right to enter the Premises for purposes of removing any property of Tenant that serves as collateral under any loan by Tenant's lender.

31. **Choice of Law**. This Lease shall be governed by and construed pursuant to the laws of the State of Texas without regard to the conflict of law principles thereof.

32. **Successors and Assigns**. Except as otherwise provided in this Lease, all of the covenants, conditions and provisions of this Lease shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

33. **Surrender of Premises**. The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation thereof, shall not work a merger, and shall, at the option of Landlord, operate as an assignment to it of any or all subleases or subtenancies. Upon the expiration or termination of this Lease, Tenant shall peaceably surrender the Premises and all alterations and additions thereto broom-clean, in the same condition as delivered to Tenant on the Rent Commencement Date, reasonable wear and tear and loss by casualty and condemnation excepted and subject to Landlord's restoration obligation under Paragraphs 22 and 23 and the obligation of Landlord under Subparagraph 2(d) of this Lease, and shall comply with the provisions of Subparagraphs 14(f).

34. **Attorneys' Fees**. Should either party bring suit against the other with respect to matters arising from or growing out of this Lease, then all reasonable, out-of-pocket costs and expenses, including without limitation, professional fees such as appraisers', accountants' and attorneys' fees, incurred by the prevailing party therein in an amount determined in such suit shall be paid by the other party.

35. **Definition of Landlord**. The term "**Landlord**" as used in this Lease, so far as covenants or obligations on the part of Landlord are concerned, shall be limited to mean and include only the owner or owners of the fee title to the Premises. In the event of any transfer, assignment or other conveyance or transfers of any such title or interest, Landlord herein named (and in case of any subsequent transfers or conveyances, the then grantor) shall be automatically freed and relieved from and after the date of such transfer, assignment or conveyance of all liability as respects the performance of any covenants or obligations on the part of Landlord contained in this Lease accruing after the date of such transfer thereafter to be performed, so long as the successor in interest agrees in writing to assume the obligations of Landlord hereunder. Landlord may transfer its interest in the Premises without the consent of Tenant and such transfer or subsequent transfer shall not be deemed a violation on Landlord's part of any of the terms and conditions of this Lease. Notwithstanding anything to the contrary set forth herein,

Landlord may not assign its rights and obligations under this Lease at any time prior to the Improvements Completion Date, and in no event will Landlord be released from any obligations hereunder prior to the Improvements Completion Date.

36. **Waiver.** The failure of Landlord or Tenant to seek redress for violation of, or to insist upon strict performance of, any term, covenant or condition of this Lease shall not be deemed a waiver of such violation.

37. **Time.** Time is of the essence with respect to the performance of every provision of this Lease in which time or performance is a factor.

38. **Prior Agreement; Amendments**. This Lease contains all of the agreements of the parties hereto with respect to any matter covered or mentioned in this Lease, and no prior agreement or understanding, oral or written, express or implied, pertaining to any such matter shall be effective for any purpose. No provision of this Lease may be amended or added to except by an agreement in writing signed by the parties hereto or their respective successors in interest. The parties acknowledge that all prior agreements, representations and negotiations are deemed superseded by the execution of this Lease to the extent they are not incorporated herein.

39. **Severability**. Any provision of this Lease which shall prove to be invalid, void or illegal in no way affects, impairs or invalidates any other provision hereof, and such other provisions shall remain in full force and effect.

40. **Recording**. Within ten (10) days after the request of either party after Amendment to Lease set forth on Exhibit D is fully executed, Landlord and Tenant shall execute a short form of memorandum of the Lease, substantially in the form of Exhibit F hereto, and the requesting party shall thereafter be entitled to record the same. This Lease may not be recorded.

41. **Limitation on Liability**.

(a) The obligations of Landlord under this Lease do not constitute personal obligations of the individual members, partners, directors, officers or shareholders of Landlord, and Tenant shall not seek recourse against the individual members, partners, directors, officers or shareholders of Landlord or any of their personal assets for satisfaction of any liability in respect to this Lease. Any liability of Landlord under this Lease shall be limited to Landlord's interest in the Premises.

(b) The obligations of Tenant under this Lease do not constitute personal obligations of the individual members, partners, directors, officers or shareholders of Tenant, and Landlord shall not seek recourse against the individual members, partners, directors, officers or shareholders of Tenant or any of their personal assets for satisfaction of any liability in respect to this Lease.

42. **Riders.** Clauses, plats, exhibits and riders, if any, affixed to this Lease are a part hereof.

43. **Modification**. If in connection with obtaining construction, interim or permanent financing for the Premises, the lender shall request reasonable modifications in this Lease as a condition to such financing, Tenant will not unreasonably withhold its consent thereto, provided that such modifications do not increase the obligations of Tenant hereunder, do not diminish the rights of Tenant hereunder, do not adversely affect the leasehold interest hereby created or Tenant's rights hereunder, and Landlord agrees to promptly reimburse Tenant for any costs incurred in negotiating amendment required by the lender, including, without limitation, reasonable attorneys' fees. In the event that after good faith negotiations among Landlord, Tenant and such lender, this Lease will not be financed by such lender and Tenant will not agree to amend this Lease, Landlord may on thirty (30) days written notice to Tenant cancel this Lease without further obligation by Landlord or Tenant, and Landlord shall return all prepaid rent to Tenant.

44. **Accord and Satisfaction**. No payment by Tenant or receipt by Landlord of a lesser amount than the rent payment herein stipulated shall be deemed to be other than on account of the rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such rent or pursue any other remedy provided in this Lease.

45. **Tenant as Corporation**. If Tenant executes this Lease as a corporation, then Tenant represents and warrants that the individuals executing this Lease on Tenant's behalf are duly authorized to execute and deliver this Lease on its behalf in accordance with a duly adopted resolution of the board of directors of Tenant, a copy of which is to be delivered to Landlord upon request, and in accordance with the bylaws of Tenant.

46. **No Partnership or Joint Venture**. Nothing in this Lease shall be deemed to constitute Landlord and Tenant as partners or joint ventures. It is the express intent of the parties hereto that their relationship with regard to this Lease be and remain that of landlord and tenant.

47. **Force Majeure**. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, governmental actions, civil commotions, fire or other casualty, inability to obtain services, labor, or materials or reasonable substitutes therefor, and other causes beyond the reasonable control of the party obligated to perform (collectively, the "**Force Majeure**"), except with respect to the obligations imposed with regard to rent and other charges to be paid by Tenant or any monetary obligations to be paid by Landlord pursuant to this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party's performance caused by a Force Majeure, notwithstanding anything in this Lease to the contrary. Notwithstanding anything to the contrary set forth herein, Force Majeure will not be an excusable delay with respect to Landlord's obligations to construct the Improvements unless (i) the condition (such as a weather delay) was not anticipated or expected (with the parties agreeing that seasonal and predictable weather days shall not constitute Force Majeure, except for recognized

weather days anticipated during the months of construction not to exceed five (5) days in the aggregate), and (ii) Landlord promptly, but in no event later than five (5) days after the initial cause of the delay, notifies Tenant in writing of such delay, the cause of such delay, and the date on which the delay commenced.

48. **Waiver of Jury Trial.** Landlord and Tenant hereby irrevocably waive any right to a trial by jury.

49. **Counterparts.** This Lease may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same agreement.

50. **Applicable Law; Venue.** Any suit pertaining to this Lease may be brought only in courts in, Texas.

51. **Signage.** Tenant shall have the right to install signage on the Premises (including, without limitation, on the exterior of the Premises). All such signage is subject to any applicable governmental laws, ordinances, regulations, subdivision codes, covenants and restrictions.

52. **Purchase Option.** Tenant shall have a right to purchase the Premises and the Improvements and all fixtures thereon from the Landlord after two (2) years of occupancy. The right to purchase shall remain in effect until the end of the Initial Term. The purchase price shall be calculated based on the then current Annual Basic Rent amount in effect divided by a cap rate of seven percent (7%). Closing costs shall be allocated by custom in Carlsbad, New Mexico.

53. **Right of First Refusal.** Landlord hereby grants Tenant a right of first refusal to purchase the Premises (the "**Right of First Refusal**"). If, at any time, Landlord receives a letter of intent or other form of offer to purchase all or any part of the Premises that Landlord intends to accept (the "**Offer**"), Landlord must first offer the Premises (or applicable portion thereof) to Tenant on the same terms and conditions of the Offer. Promptly after receipt of the Offer, Landlord must deliver written notice to Tenant (pursuant to Paragraph 10 of this Lease), which notice must be accompanied by a true and correct copy of any written Offer (and/or a description of all material terms of the Offer if the Offer is not written) (the "**ROFR Notice**"). Landlord covenants and warrants that all Offers submitted to Tenant under this Paragraph 53 shall be bona fide offers from legitimate prospective third-party purchasers that are unaffiliated with and unrelated to Landlord. Tenant will have fifteen (15) business days after Tenant's receipt of the ROFR Notice (the "**ROFR Acceptance Period**") to deliver written notice to Landlord either accepting or rejecting (at Tenant's sole option and discretion) Landlord's offer to sell the Premises to Tenant on the terms set forth in the Offer in accordance with the Right of First Refusal. If Tenant timely delivers such an acceptance notice, Landlord and Tenant shall promptly execute a purchase agreement for the sale of the Premises to Tenant upon the same terms and conditions as set forth in the Offer. If Tenant fails to deliver written notice to Landlord within the ROFR Acceptance Period, Tenant shall be deemed to have rejected the Offer and Landlord may proceed to sell the Premises to the third party

identified in the Offer in accordance with the terms and conditions of the Offer, and subject to the terms of this Paragraph 53, provided that such sale is closed within 180 days after the date Tenant waives (or is deemed to waive) its Right of First Refusal option to purchase the Premises in accordance with such Offer. If such sale does not close within such 180-day time period, Landlord shall be required to again offer the Premises to Tenant pursuant to this Paragraph 53 prior to any purchase or sale of the Premises (in whole or in part) thereafter. The Right of First Refusal granted in this Paragraph 53 is an on-going Right of First Refusal and will apply each time the Landlord receives an Offer, but shall not survive the sale of the Premises, at which point Tenant's Right of First Refusal shall terminate. Time is of the essence of this Paragraph 53.

54. **Confidentiality**. Subject to the terms of this Paragraph 54, Landlord and Tenant shall each keep confidential the terms of this Lease. Landlord and Tenant shall each have the right to make disclosures of the terms of this Lease (i) to the extent required by law, including, without limitation, any rule of the Securities and Exchange Commission or to the extent required by any stock exchange upon which Landlord or Tenant is publicly traded, (ii) to the extent reasonably required to enforce such party's rights hereunder, (iii) to the extent reasonably necessary in connection with such party's financing, selling, leasing, or otherwise transferring or capitalizing its assets or its business (or any such transaction consummated by such party's affiliate) (including, without limitation, disclosures that are reasonably necessary to comply with rules of the Securities and Exchange Commission or any stock exchange), (iv) to the extent reasonably required in constructing, operating, maintaining, repairing or restoring the Premises or the Improvement. If Laws, including, without limitation, any rule of the Securities and Exchange Commission or any stock exchange upon which Landlord, Tenant or any affiliate of either is publicly traded (as the case may be) requires Landlord or Tenant to file a copy of this Lease in a manner that provides the general public with access thereto, then such party shall (a) first give the other party reasonable advance notice thereof and (b) file only a copy hereof that is redacted to remove the material economic terms hereof and such other material terms as are requested by the other party to the extent permitted by laws or the rules of the Securities and Exchange Commission or any stock exchange (as the case may be). Neither Landlord nor Tenant shall unreasonably withhold, condition or delay its approval of any disclosure of the terms of this Lease that is not otherwise authorized by this Paragraph 54 and that the other party proposes to make; provided, however, that notwithstanding anything to the contrary contained herein, Tenant shall be authorized to make disclosures to its employees and to make any press releases or hold a press conference and make similar disclosures concerning the entering into of this Lease to or in conjunction with any governmental authority without the approval of Landlord. Subject to clause (i) of this Paragraph 54, Landlord shall not make any press releases or similar disclosures concerning the entering into of this Lease until such time as Tenant has made a press release or similar disclosure, and then only with the prior approval of Tenant which shall not be unreasonably withheld, delayed or conditioned. If any applicable laws, including, without limitation, any rule of the Securities Exchange Commission or any stock exchange upon which Landlord, Tenant or any affiliate of either is publicly traded (as the case may be) requires Landlord to make any press release or similar disclosure concerning the entering into this Lease, then Landlord shall (x) first give Tenant reasonable advance notice thereof and (y) release only such information and/or

make only such disclosures as are required at a minimum to comply with such Laws or rules.

[EXECUTION PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Lease the day and year first above written.

"Landlord"

Carlsbad BF LLC

By: [signature]
Name: Steven Bell
Its: Managing Member

"Tenant"

Cimarex Energy Co.

By: VP & Chief HR Officer
Name: [signature]
Its: 9 Sep 2019

EXHIBIT "A"

LEGAL DESCRIPTION OF PREMISES AND DEPICTION

June 13, 2019 #9325298

Description Proposed Tract 35
5.00 Acre Tract +/-

Being a tract of land located in Section 2, Township 23 South, Range 26 East, N.M.P.M. of the U.S.G.L.O. surveys, City of Carlsbad, County of Eddy, New Mexico and being m ore particularly described as follows:

Beginning at the northeast corner of the tract herein described being a point on the west line of proposed Carlston Avenue a 69 foot right-of-way from whence a brass cap monument found for the southeast corner of said section 2 bears S16°39'36" E, 1726.41 feet;

THENCE along the arc of a curve to the left along the west line of Carlston Avenue havi ng a radius of 1034.50 feet, an arc length of 61.29 feet, a delta angle of 03°23'39", a ch ord bearing of S24°43'50"W, 61.28 feet to the point of tangency of this tract;

THENCE S23°02'00" W, 290.40 feet along the west line of said proposed Carlston Avenue to an angle point o f this tract;

THENCE N90°00'00" W, 136.89 feet leaving the west line of said proposed Carlston Avenue being a point on the north line of proposed Parakeet lane a 69 foot right-of-way for the southeast corner this tract;

THENCE N66°59'58" W, 386.43 feet along the north line of said proposed Parakeet Lane to the beginning of a curve to the right of the tract herein described;

THENCE with said curve to the right leaving the north line of said Parakeet Lane having a radius of 25 feet, an arc length of 39.27 feet, a delta angle of 90°00'21", a chord beari ng of N21°59'52"W, 35.36 feet to the point of tangency being a point on the east line Na tional Parks Highway;

THENCE N23°00'11" E, 374.06 feet along the east line of said National Parks Highway to the beginning of a c urve to the right;

THENCE with said curve to the right along the east line of said National Parks Highway having a radius of 5675.01 feet, an arc length of 19.51 feet, a delta angle of 00°11'49", a

chord bearing of N22°47'26"E, 19.51 feet to the northwest corner of the tract herein des cribed;

THENCE S65°34'22"
E, 539.67 feet leaving the east line of said National Parks Highway to the POINT OF BE GINNING.

Containing 5.00 acres more or less.

EXHIBIT "B"

SITE PLAN

Number	Title	Date
Cimarex Energy Field Offices	Cover Page List	Various
CS0.1	Code Summary	06.19.2019
C-100	General Notes	07.03.2019
C-200	Site Plan	07.03.2019
C-300	Grading Plan	07.03.2019
C-400	Utility Plan	07.03.2019
C-600	Site Details 1	07.03.2019
C-601	Site Details 2	07.03.2019
C-602	Site Details 3	07.03.2019
L-1	Develop Plan	06.12.2019
L-2	Irrigation Plan	06.12.2019
AS1.1	Site Plan	06.19.2019
AS1.2	Site Details	05.24.2019
AS1.3	Site Details	05.24.2019
A1.1	Floor Plan	06.19.2019
A1.2	Floor Plan	06.19.2019
A1.3	Floor Plan	06.19.2019
A1.4	Roof Plan	06.19.2019
A2.1	Exterior Elevations	06.19.2019
A3.1	Wall Sections	05.24.2019
A3.2	Wall Sections	06.19.2019
A4.1	Floor Plan	06.19.2019
A4.2	Plan Details	06.19.2019
A4.3	Section Details	06.19.2019
A5.1	Ceiling Plan	05.24.2019
A5.2	Ceiling Plan	05.24.2019
A5.3	Ceiling Plan	05.24.2019
A6.1	Interior Elevations	06.19.2019
A7.1	Sections & Details	05.24.2019
A8.1	Window Details	05.24.2019
A8.2	Door Hardware	05.24.2019
A9.1	Floor Plan	05.24.2019
A9.2	Floor Plan	05.24.2019
A9.3	Floor Plan	05.24.2019
M001	HVAC Notes	05.24.2019
M101	Floor Plan	06.19.2019
M501	HVAC Details	05.24.2019
M601	HVAC Schedules	06.19.2019
MP001	Plumbing Specs	05.24.2019

P001	Plumbing Notes	05.24.2019
P101	Plumbing Plans	06.19.2019
P601	Sched & Details	05.24.2019
P901	Plumbing Isometrics	06.19.2019
E001	Notes & Schedules	05.24.2019
E101	Lighting Plan	06.19.2019
E201	Power Plan	06.19.2019
E301	Details, & Sched	06.19.2019
E302	Site Plan	06.19.2019
E401	Electrical Specifications	05.24.2019
E402	Electrical Specifications	05.24.2019

EXHIBIT "C"

WORK LETTER AGREEMENT

This Work Letter Agreement supplements the Triple Net Build-to-Suit Real Estate Lease (the "**Lease**") dated concurrently herewith, by and between Landlord and Tenant, covering certain premises described in the Lease (the "**Premises**"). All terms not defined herein shall have the same meaning as set forth in the Lease. In the event of any conflict between the Lease and this Work Letter Agreement, the terms of this Work Letter Agreement shall govern.

1. Construction of Improvements. Landlord shall construct, at its own cost (unless specifically provided otherwise herein) through its designated contractor, the Improvements described on Schedule 1 attached hereto for a turnkey build-to-suit 15,537 square foot general office building with associated parking areas and storage yards in accordance with the Final Plans for the Improvements approved by Landlord and Tenant pursuant to Paragraph 2 below. All Improvements shall be constructed pursuant to this Work Letter Agreement and shall be performed only by Landlord's designated contractor.

2. Plans and Specifications for Improvements.

2.1 (Intentionally left blank)

2.2 Plans, drawings and specifications are referred to herein as the "**Final Plans**.", which plans the parties hereby approve. Tenant and Landlord agree that any changes to the Final Plans requested by Tenant, which changes are not in conformity with the Final Plans, shall be processed as a Change Order in accordance with the procedure set forth in Section 4.2 below.

2.3 Tenant acknowledges that Tenant shall be responsible for the costs arising from the Cost Responsibilities set forth on Schedule 3. The Tenant Cost Responsibilities work shall be coordinated with Landlord through Landlord's general contractor.

3. Work Cost.

3.1 Except as otherwise provided herein, Landlord shall construct or caused to installed the Improvements at Landlord's cost on a "turn key" basis, except for costs Tenant agrees to pay for directly in a first- class and good and workmanlike manner, in substantial accordance with the Final Plans (as the same may be revised pursuant to this Work Letter Agreement), and in compliance with all Legal Requirements and documents of record in effect as of the date of Substantial Completion. All Improvements shall become the property of Landlord upon expiration or earlier termination of the Lease and shall remain on the Premises at all times during the Term of the Lease.

3.2 As used herein, "**Work Costs**" mean (i) all actual out-of-pocket fees

and expenses incurred by Landlord in connection with the design and construction of the Improvements, including, without limitation, architectural and engineering fees for the preparation of the Final Plans, (ii) the actual contractor costs and charges for material and labor, contractor's profit, overhead and general conditions incurred by Landlord in having the Improvements constructed in accordance with the Final Plans, (iii) governmental agency plan check, permit and other fees and sales and use taxes, (iv) testing and inspection costs, (v, and (vi) all other reasonable costs expended by Landlord in the construction of the Improvements.

3.3 Any change to the approved Final Plans which are initiated by Landlord or required by any governmental agency ("**Change Order**") shall be forwarded to Tenant for approval. The Change Order must be approved by Tenant acting reasonably prior to the commencement of the work or the ordering of materials, whichever is earlier.

4. Construction.

(a) Landlord shall cause its general contractor to construct the Improvements, which general contractor shall be reasonably acceptable to Tenant. The general contractor shall be required, throughout the period of construction, to maintain workers' compensation insurance, comprehensive general liability insurance in an amount not less than $2,000,000,to require workers' compensation insurance and liability insurance in amounts commensurate with the value of their contracts from all subcontractors and the insurance provided for in Subparagraph 21(a)21(a)(i) of the Lease written in a so-called builder's risk completed value form on a non-reporting basis.

4.1 Landlord and such general contractor shall have the right to cause all or any portion of such work to be performed by one or more subcontractors. All such insurance shall name Landlord and Tenant as additional insureds.

4.2 If Tenant shall request any change in the Final Plans ("**Tenant Requested Change Order**"), Landlord, at Tenant's sole cost, shall cause the architect to prepare and submit to Tenant a revised set of the Final Plans prepared in accordance with Subparagraph 2.2 above, for Tenant's approval. Any approved Tenant Requested Change Orders shall initiate a new written estimate of the increase in the Work Costs caused as a result of such Tenant Requested Change Order. If Tenant approves the increase in the Work Costs caused as a result of such Tenant Requested Change Order, Tenant shall reimburse Landlord, within thirty (30) days after written request from Landlord, for all costs to prepare the revisions to the Final Plans and for construction costs due to the Tenant Requested Change Order. In the event Tenant elects not to proceed with the Change, then Tenant shall reimburse Landlord for all out of pocket expenses and reasonable administrative costs associated with the proposed change. In order to account for Landlord's administrative services, Landlord shall be entitled to add an administrative charge to any Tenant Requested Change Order in an amount equal to three percent (3%) of any additional costs resulting from a Tenant Requested Change Order. No Tenant Requested Change Order that affects the structural integrity of the Premises shall be permitted without Landlord's prior approval. If a Tenant Requested Change Order reduces the actual costs, Monthly Basic Rent shall be adjusted to reflect

such cost savings.

4.3 In connection with the construction of the Improvements, each party shall be entitled to rely upon the other party's construction representative, as set forth in Subparagraphs 1(o) and 1(p) of the Lease. Each respective construction representative shall have the authority to make binding commitments relative to the Improvements on behalf of the party appointing such construction representative. All inquiries of Tenant pertaining to construction of the Improvements shall be directed in writing to Landlord's Construction Representative. A party may designate a substitute construction representative by giving written notice to the other party at any time. Any representatives of Tenant who desire to visit the Premises during construction of the Improvements must obtain the prior consent of Landlord and the general contractor.

5. Entry by Tenant.

Landlord shall make the Improvements reasonably available to Tenant during the last thirty (30) days of construction of the Improvements for the purpose of cabling, furnishing and moving into the Premises and installation of Tenant's property, equipment, or for the purpose of making Changes to the Premises so long as a Temporary Certificate of Occupancy or similar approval by the city of Carlsbad is obtained for such purposes. Such early entry by Tenant shall be subject to scheduling by Landlord and such reasonable rules and regulations as Landlord may establish in order to minimize any interference in Landlord's completion of the Improvements. Tenant shall be responsible for any damage to the Improvements caused by Tenant's entry.

6. Delays.

6.1 Notwithstanding the Estimated Completion Date provided in Subparagraph 1(j) of the Lease, Tenant's obligation for the payment of Annual Basic Rent in respect of the Improvements shall not commence until the actual Improvements Completion Date as defined in Subparagraph 1(k) of the Lease; provided, however, notwithstanding anything in the Lease to the contrary, that if Landlord shall be actually delayed in substantially completing the Improvements or if a certificate of occupancy shall not be issued as a result of any of the following ("**Tenant Delays**"):

(i) Tenant changes to the approved Final Plans approved by Tenant in writing, including all Tenant Requested Change Orders, or

(ii) Any delay caused by Tenant's entry pursuant to Paragraph 5,

then Annual Basic Rent shall nevertheless commence for the Improvements and the Improvements Completion Date shall nevertheless be the date it would have been had the Tenant Delay not occurred, and the Term of the Lease shall be extended one day for each day of Tenant Delay. No Tenant Delay will be deemed to have occurred unless Landlord promptly, but in no event later than five (5) days after the initial cause of the Tenant Delay, notifies Tenant in writing of the Tenant Delay.

6.2 The term "**Outside Date**" shall mean the last permissible day of the Estimated Completion Date of the Improvements set forth in Subparagraph I(j) (i.e., 12 months from the date of this Lease); provided, however, that the Outside Date be extended on a day-for-day basis to the extent that Landlord is delayed in substantially completing the Improvements as a result of any Tenant Delays or Force Majeure. In the event that the Improvements Completion Date as defined in Subparagraph I(k) does not occur on or before the Outside Date (as so extended), then (i) Tenant's obligation to pay Monthly Basic Rent with respect to the Improvements shall not commence until the Improvements Completion Date, and (ii) for each one (1) day after the Outside Date (as so extended) in which the Improvements Completion Date has not occurred, Tenant shall be entitled to one (1) day of free rent, as liquidated damages due to the difficulty and inconvenience of ascertaining and measuring actual damages and the uncertainty thereof.

6.3 Landlord shall assign to Tenant, without recourse, any and all warranties and guarantee of workmanship and materials which it may receive from any contractor, subcontractor or material supplier. Landlord shall use good faith efforts to assist Tenant in causing any work related to any warranty to be completed in a timely manner.

Signatures appear on the following page.

"Landlord"

Carlsbad BF LLC

By: ____________________
Name: Steve Bell
Its: Managing Member

"Tenant"

for Cimarex

By: VP & Chief HR Officer
Name: ____________________
Its: 4 Sep 2019

SCHEDULE 3

TENANT COST RESPONSIBILITIES

All items not shown on Final Plans, shall be Tenant's responsibility

Additional costs to fit out auditorium

Seating Platform

Audio / Visual Equipment

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this "Amendment") is made and entered into effective as of March 1, 2021, by and between Carlsbad BF, LLC, a Texas limited liability corporation ("Landlord") and Cimarex Energy Co., a Delaware corporation ("Tenant").

WITNESSETH:

A. Landlord and Tenant heretofore entered into that certain Triple Net Build-To-Suit Real Estate Lease dated September 6, 2019 (the "Lease"), pursuant to the terms of which Landlord leased to Tenant and Tenant leased from Landlord those certain premises containing approximately 15,944 square feet located at 2110 Parakeet Lane, Carlsbad, New Mexico, as more particularly described in the Lease.

B. Landlord and Tenant desire to confirm and amend certain provisions of the Lease as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. All capitalized terms utilized in this Amendment, unless otherwise provided for herein, shall have the meanings ascribed to them in the Lease.

2. The Recitals set forth above are true and correct and are incorporated herein.

3. The Rent Commencement Date is May 4, 2020. The Initial Term shall expire on May 3, 2035, subject to Tenant's rights to extend the Term as set forth in the Lease.

4. Landlord has fully completed construction of the Improvements as required by the Lease (including Exhibit "C" attached thereto) and Tenant has accepted same.

5. Tenant is currently paying Monthly Basic Rent in the amount of $37,867.00 per month plus all additional rent required pursuant to the Lease.

6. Subparagraph 3(c) of the Lease is hereby deleted in its entirety.

7. Paragraph 52 of the Lease is hereby deleted in its entirety.

8. Paragraph 53 of the Lease is hereby deleted in its entirety.

9. To facilitate execution, this Amendment may be executed in any number of counterparts as may be convenient or necessary, and it shall not be necessary that the signatures of all parties hereto be contained on any one counterpart hereof. Additionally, the parties hereto hereby covenant and agree that, for purposes of facilitating the execution of this Amendment, (i) the signature pages taken from separate individually-executed counterparts of this Amendment may be combined to form multiple fully-executed counterparts, (ii) a facsimile signature shall be deemed to be an original signature and (iii) a telecopy or electronic delivery (i.e., the transmission by any part of his, her or its signature on an original or any copy of this Amendment via telecopy, fax machine or e-mail) shall be deemed to be the delivery by such party of his, her or its original signature hereon. All executed counterparts of this Amendment shall be deemed to be originals, but all such counterparts taken together or collectively, as the case may be, shall constitute one and the same agreement.

10. Except as expressly modified hereby, all terms and provisions of the Lease (to the extent not inconsistent herewith or not modified hereby) shall remain in full force and effect, and Landlord and Tenant do hereby ratify, confirm and adopt the Lease, as modified hereby. Landlord and Tenant each mutually represent and warrant to the other that it has all requisite authority to execute this Amendment without the joinder or consent of any other party, including, without limitation any lender, mortgagee or ground lessor (or, if any such consents are required, each

party represents and warrants to the other that such consents have been obtained prior to the execution of this Amendment).

EXECUTED effective as of the date set forth above.

LANDLORD:

CARLSBAD BE, LLC

By:______________________________
Name: Kevin Fleming____________________
Title: Manger__________________________

TENANT:

CIMAREX ENERGY CO.

By:______________________________
Name: Christopher Clason
Title: SVP/CHRO

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (this "Amendment") is made and entered into effective as of April 1, 2022, by and among Carlsbad BF, LLC, a Texas limited liability corporation ("Landlord"), Cimarex Energy Co., a Delaware corporation ("Tenant") and Coterra Energy Inc. ("Coterra").

W I T N E S S E T H:

A. Landlord and Tenant heretofore entered into that certain Triple Net Build-To-Suit Real Estate Lease dated September 6, 2019, as amended pursuant to that certain First Amendment to Lease dated effective March 1, 2021 (as amended, the "Lease"), pursuant to the terms of which Landlord leased to Tenant and Tenant leased from Landlord those certain premises containing approximately 15,944 square feet located at 2110 Parakeet Lane, Carlsbad, New Mexico, as more particularly described in the Lease.

B. October 1, 2021 (the "Merger Effective Date"), Cabot Oil & Gas Corporation ("Cabot") completed its previously announced merger transaction involving Tenant pursuant to which a wholly owned subsidiary of Cabot merged with and into Tenant, with Tenant surviving the merger as a subsidiary of Cabot (the "Merger"). After the Merger, Cabot changed its name to Coterra Energy Inc.

C. Landlord, Tenant and Coterra desire to confirm certain provisions of the Lease as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. All capitalized terms utilized in this Amendment, unless otherwise provided for herein, shall have the meanings ascribed to them in the Lease.

2. The Recitals set forth above are true and correct and are incorporated herein.

3. Notwithstanding the Merger, Tenant and Coterra agree, as of the Merger Effective Date, to be jointly and severally liable and responsible for all of Tenant's obligations under the Lease, including the timely payment of rent thereunder. Following a default by Tenant under the Lease (after notice and the expiration of any applicable cure period), Landlord may pursue all rights and remedies available to Landlord under the Lease against Tenant and/or Coterra.

4. To facilitate execution, this Amendment may be executed in any number of counterparts as may be convenient or necessary, and it shall not be necessary that the signatures of all parties hereto be contained on any one counterpart hereof. Additionally, the parties hereto hereby covenant and agree that, for purposes of facilitating the execution of this Amendment, (i) the signature pages taken from separate individually-executed counterparts of this Amendment may be combined to form multiple fully-executed counterparts, (ii) a facsimile signature shall be deemed to be an original signature and (iii) a telecopy or electronic delivery (i.e., the transmission by any part of his, her or its signature on an original or any copy of this Amendment via telecopy, fax machine or e-mail) shall be deemed to be the delivery by such party of his, her or its original signature hereon. All executed counterparts of this Amendment shall be deemed to be originals, but all such counterparts taken together or collectively, as the case may be, shall constitute one and the same agreement.

5. All terms and provisions of the Lease shall remain in full force and effect, and the parties do hereby ratify, confirm and adopt the Lease. Each party represents and warrants to the others that it has all requisite authority to execute this Amendment without the joinder or consent of any other party.

EXECUTED effective as of the date set forth above.

LANDLORD:

CARLSBAD BF, LLC

By:________________________________
Name: Steven Bell
Title: Managing Member

TENANT:

CIMAREX ENERGY CO.

By:________________________________
Name: CHRISTOPHER CLASON
Title: SVP/CHRO

COTERRA:

COTERRA ENERGY INC.

By:________________________________
Name: CHRISTOPHER CLASON
Title: SVP/CHRO